UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Krispy Kreme, Inc.

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Krispy Kreme DOUGHNUTS®

2022

NOTICE *of* ANNUAL MEETING *of* SHAREHOLDERS *and* PROXY STATEMENT

▼	LETTER TO OUR SHAREHOLDERS

Dear Krispy Kreme Shareholder,

This past year has been exciting for Krispy Kreme, as we reentered the public market after five transformative years in the private sector. 2021 was an incredibly successful year, having reached the highest levels of sales and profitability in our nearly 85-year history. Revenue grew by 23% while adjusted EBITDA grew 29%, despite a continued challenging operating environment. I’m proud of our team that delivered truly remarkable results in our first year as a public company. But purpose-driven companies go beyond financial success and strive to reach their goals and ambitions even in the most uncertain times. Our purpose, “To touch and enhance the lives of others through the joy of Krispy Kreme,” has never been more relevant, and we see the joy of Krispy Kreme growing in our 30+ countries around the world. Driven by the strength of our brand and the passion of our Krispy Kremers (that’s what we call our teams!) we are on a path to becoming the Most Loved Sweet Treat Brand in the World.

Before I became CEO, I would never have imagined that a doughnut company could find so many ways to give back to society. Last year, our community fundraising program helped generate more than $30 million for communities around the world. We donated millions of doughnuts to local charities and service groups in need of joy. Additionally, we continue to implement promotions that encourage our customers to make a positive impact in their communities. For example, earlier this year, we partnered with the American Red Cross to raise awareness for the nationwide blood shortage by giving a free Original Glazed dozen to anyone who donated blood. Giving back to the community keeps our brand relevant, evidenced by 2 billion media mentions from the Red Cross campaign alone, and connects consumers with our brand in a powerful way.

I hope you get a sense of why I feel so privileged to be leading Krispy Kreme. We are blessed to have a brand that is as vibrant today as it was when Vernon Rudolph opened his first doughnut shop in Winston-Salem, North Carolina almost 85 years ago. And our future has never been brighter, as we continue to build our global omnichannel model and bring the joy of Krispy Kreme to more places. None of this would be possible without the passion of our more than 20,000 Krispy Kremers around the world. I want to personally thank them for their commitment and dedication—they inspire us to realize the potential of this amazing brand.

A Global Omnichannel Company

Over the past five years, we have transformed into a global omnichannel doughnut company. We ensure quality and freshness by owning our entire doughnut manufacturing and distribution system, which allows us to expand availability by delivering the highest quality fresh doughnuts to a range of consumer outlets. In parallel, we have transitioned from a primarily franchised model to owning and operating most of our global network, accelerating our transformation through the acquisition of key markets such as the UK & Ireland, Mexico, and Australia & New Zealand. Having control of our network allows us to maintain the critical quality and freshness of our doughnuts as well as improves our agility and speed to market when quick action is required. This was clearly demonstrated during the global pandemic as we frequently and successfully shifted and adjusted to continually changing new normals.

Fresh doughnuts matter. Freshness is the most important attribute that our customers seek. In late 2020, we exited our non-fresh legacy wholesale business in favor of our new, Delivered Fresh Daily (DFD) operating model. We have seen two key benefits from this change. Foremost, our Delivered Fresh Daily model allows us to fulfill the essential Freshness requirement. Next, DFD allows us to unlock further growth both domestically and globally in a capital efficient matter. We can now leverage our existing doughnut capacity and provide customers convenient and easy access to their favorite fresh doughnut.

LETTER TO OUR SHAREHOLDERS

We operate a unique hub and spoke model, delivering fresh doughnuts from over 400 manufacturing hubs to more than 10,000 total points of access. Most of our 400 manufacturing hubs are experiential Hot Light Theater Shops, where consumers can experience the pinnacle of Krispy Kreme, the hot Original Glazed doughnut, fresh off the line. These experiential doughnut shops establish our iconic brand and allow us to expand to our network into DFD partnerships. The vast majority of our global points of access are DFD outlets located in our partner grocery and convenience retailers. These stores showcase Krispy Kreme cabinets and displays, and feature the same doughnuts produced at our manufacturing hubs, delivered every day to ensure quality and freshness. We have also expanded access through our ecommerce offerings, which bring direct home delivery and in-shop pickup to consumers around the world.

The benefits of the hub and spoke model are clear and there are several key metrics from our outstanding year that I would like to highlight. In 2021, we grew our global points of access by more than 2,000, to over 10,400 in total, representing a 25% year-over-year increase. We expanded our ecommerce business by more than 23% in the year, driven by increased consumer demand for digital convenience. Increasing our brand presence and availability allowed us to grow total revenue by 23.4% and organic revenue by 12.5% for the year, or 21.4% excluding the impact from the exit of the US legacy wholesale business. The increased revenue and the efficiency of our hub and spoke model was demonstrated on the bottom line as well, as we grew adjusted EBITDA by 29% to $187.9 million and increased our adjusted EBITDA margin by 60 basis points to 13.6%. From a segment operating perspective:

US & Canada

In the US and Canada segment, we were pleased with last year’s performance driven by the strength of our fresh doughnut business and Insomnia Cookies, our digital-first cookie company. Organic revenue grew 5.5% for the full year, or 18.3% excluding the impact of the legacy wholesale exit. With the legacy wholesale exit now complete, our Delivered Fresh Daily business is gaining momentum with the addition of 1,000 new doors in 2021, and a greater than 40% increase in sales per door. Notably, in 2021, we’re proud to have completed our shift to a 100% fresh model in U.S. and Canada, where all doughnuts are delivered fresh, no matter where they were purchased.

Our ecommerce business in the US grew by 14%, driven by pick-up and home delivery, both through our owned and third-party channels. By expanding our points of access and leveraging our manufacturing hubs, we were able to increase sales per hub from $3.5 million in 2020 to $4.0 million in 2021, driving operational improvement and efficiency.

We also made significant progress on our start-up Branded Sweet Treats line. This line includes our shelf-stable products for grocery and convenience stores, and allows us to target and reach more of the global population. Our offering continues to resonate with consumers, and we expect to see significant improvement in revenue and profitability in 2022.

Insomnia Cookies completed another fantastic year with revenue increasing by nearly 20% excluding new store revenue. We added 26 Insomnia shops last year bringing our total to 210 on our way to more than 600 domestically in the coming years.

International & Market Development

Our proven and high-growth hub and spoke model is the primary driver of our robust performance in our international segment, which includes our established equity businesses in the UK & Ireland, Mexico, and Australia & New Zealand. Organic revenue growth for 2021 was 37% and 19% on a two-year stack basis, highlighting our ability to grow significantly beyond pre-pandemic levels. We added more than 500 DFD doors in 2021, increasing our total points of access to approximately 2,900, all without adding a single hub. Sales per hub internationally grew from $6.4 million in 2020 to $9.1 million in 2021, and with each hub distributing to roughly 80 points of access on average, we were able to achieve 25% adjusted EBITDA margins. We saw strong growth in all our international equity markets, with every market driving over 25% organic revenue growth in the fourth quarter of 2021.

Our Market Development segment, which includes our franchise businesses globally and our recently acquired operation in Japan, continues to perform exceptionally well. The total segment saw organic growth of 11% driven by strong performances across the world, and accelerating growth in Japan.

LETTER TO OUR SHAREHOLDERS

The Year Ahead

Looking at 2022 and beyond, we see significant upside. We operate in the sweet indulgence category, a $650 billion global industry that continues to grow. We will continue to expand availability and increase purchase frequency by adding new points of access, growing our ecommerce capabilities, and focusing on special occasions and gifting. We will test dark shops in the US in 2022 for the first time, which will allow us to develop our ecommerce capabilities in a capital efficient manner, further leveraging our existing hubs. Together, we expect these initiatives to generate double-digit organic revenue growth for the year. Our hub and spoke efficiency and pricing power should allow us to offset inflation, labor challenges, and continued COVID pressures.

Today, we have just over 10,000 points of access. We see the opportunity to grow to more than 50,000 points of access in just our existing and target countries over the coming years—a 5x increase. The 50,000 targeted points of access is just a fraction of the 1.3 million grocery and convenience stores in our existing and targeted countries. We believe this increase in points of access, combined with ecommerce growth, will allow us to significantly increase our sales per hub, driving efficiency and profitability. In addition, we see the potential for Krispy Kreme to expand to new markets globally, and believe we are on track to open in at least 3 new countries annually for the next several years. We have a proven strategy that works across cultures and gives us a very clear path to attract the right partners to drive significant growth.

For our long-term outlook, we expect to grow total company organic revenue 9 to 11% per year, adjusted EBITDA by 12 to 14%, and adjusted diluted net income by 18 to 22% annually—with plans to meet or exceed this guidance in 2022 given the strong momentum in our business.

Conclusion

In closing, I remain enthusiastic about the growth of Krispy Kreme in the coming years. These past years have tested us, as they have most companies across the world. We will need to manage persistent inflation, uncertainty over the pandemic, continued labor shortages and geopolitical turmoil. My belief is that brands with a purpose and clear direction will thrive in challenging times, as we have seen the resilience of the Krispy Kreme brand and culture. We have worked diligently over the past 5 years to transform our model and operations in order to give customers exactly what they want – a fantastically fresh Krispy Kreme doughnut. Customers appreciate the changes we have made, as evidenced by our strong 2021 performance. We are excited with our momentum as we continue to build this globally iconic brand into the Most Loved Sweet Treat Brand in the World.

Thank you for your continued support of Krispy Kreme

Lots of Love, Mike Tattersfield President & Chief Executive Officer

Notice of 2022 Annual Meeting of Shareholders

To Our Shareholders,

Notice is hereby given that the virtual annual meeting of stockholders (the “Annual Meeting”) of Krispy Kreme, Inc., a Delaware corporation (“KKI”), will be held on May 17, 2022, at 10:00 a.m. ET. You can virtually attend the Annual Meeting online at www.proxydocs.com/DNUT, or vote your shares electronically online at www.proxypush.com/DNUT or via telephone at 1-866-475-0865. Submit questions online during the meeting by visiting www.proxydocs.com/DNUT and entering the control number provided on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials.

Items of Business

1.  To elect 12 directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;

2.  To approve an advisory resolution regarding KKI’s executive compensation;

3.  To approve an advisory resolution regarding the frequency of future advisory votes on KKI’s executive compensation;

4.  To ratify the appointment of Grant Thornton LLP as KKI’s independent registered public accounting firm for fiscal year 2022; and

5.  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Who May Vote: Stockholders of KKI common stock at the close of business on March 18, 2022. A list of stockholders will be accessible prior to the Annual Meeting upon request from the Corporate Secretary and during the Annual Meeting by visiting the meeting website referenced above.

Distribution Date: A Notice of Internet Availability of Proxy Materials or the Proxy Statement is first being sent to stockholders on or about April 18, 2021.

If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

Your vote is very important. To ensure your representation at the Annual Meeting, please complete and return the enclosed proxy card or submit your vote through the Internet or by telephone. Whether or not you plan to virtually attend the meeting, we urge you to vote.

Catherine Tang

Corporate Secretary

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

Meeting Information
Date: Time:	May 17, 2022 10:00 a.m., Eastern time
Location: Virtual Meeting www.proxydocs.com/DNUT
How to Vote
Via the Internet visit www.proxypush.com/DNUT
By Telephone call 1-866-475-0865
By Mail

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 17, 2022:

The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the year ended January 2, 2022 are available at www.proxydocs.com/DNUT by entering the control number provided on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials.

1	Proxy Summary

1	2022 Annual Meeting Information

1	Meeting Agenda and Voting Recommendations

1	Krispy Kreme – A Beloved Sweet Treat Brand

2	2021-2022 Company Highlights

2	2022 Director Nominees

2	Corporate Governance Highlights

3	Key Executive Compensation Practices

3	KKI’s Corporate Responsibility Commitments

5	Proposal 1: Election of Directors

5	Proposal Summary

5	Director Nomination Process

5	Board Composition, Qualifications and Diversity

6	Director Independence

6	Director Nominees

13	Corporate Governance Practices

13	Board Leadership Structure

13	Board Meetings

13	Committees

14	Remuneration Committee Interlocks and Insider Participation

15	The Board’s Oversight Responsibilities

15	Board and Committee Evaluations

15	Code of Conduct

16	Certain Relationships and Related Party Transactions

18	Delinquent Section 16(a) Reports

19	Where to Find More Information

19	Stockholder Outreach and Communications with the Board

Director Compensation

20	Executive Officers

22	Proposal 2: Advisory Resolution to Approve Executive Compensation

23	Compensation Discussion and Analysis

23	Overview of Compensation Philosophy & Objectives

23	Elements of Compensation

27	Equity Compensation Decisions in Connection with the IPO

27	Loans to Employees

27	Competitive Compensation

27	Other Benefits and Perquisites

28	Retirement Plans

28	Employment and Change in Control Arrangements

Tax and Accounting Implications

29	Summary Compensation Table

30	Grants of Plan-Based Awards

31	Outstanding Equity Awards At Fiscal Year-End

32	Stock Options Exercised and Stock Vested

32	Pension Benefits

32	Nonqualified Deferred Compensation

32	Post-Termination Compensation

33	Equity Treatment Upon Termination Scenarios

33	Potential Payments Upon Termination or Change in Control

34	Director Compensation Table

35	Krispy Kreme, Inc. 2021 Omnibus Incentive Plan

Krispy Kreme, Inc. 2021 Employee Stock Purchase Plan

39	Proposal 3: Advisory Resolution to Approve the Frequency of Future Advisory Votes on Executive Compensation

40	Proposal 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

40	Independent Registered Public Accounting Firm’s Fees

41	Report of the Audit Committee

42	Ownership of our Equity Securities

42	Directors and Executive Officers

43	Beneficial Owners of More than 5% of Our Common Stock

44	Other Matters

A-1	Appendix A: Non-gaap Financial Measures

2022 Proxy Statement  |  i

Proxy Summary

This summary highlights certain information regarding KKI’s evolution, performance, corporate governance, and compensation practices. Stockholders are encouraged to read the entire Proxy Statement and Annual Report on Form 10-K for the fiscal year ended January 2, 2022 carefully before voting.

2022 Annual Meeting Information

Meeting Information		How to Vote

Date: Time:	May 17, 2022 10:00 a.m., Eastern time	Via the Internet visit www.proxypush.com/DNUT

Location: Virtual Meeting www.proxydocs.com/DNUT		By Telephone call 1-866-475-0865

By Mail

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 17, 2022:

The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the year ended January 2, 2022 are available at www.proxydocs.com/DNUT by entering the control number provided on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials.

Meeting Agenda and Voting Recommendations

Proposal	Board’s Voting Recommendation	Page Reference

1. Election of Directors	FOR	4
2. Advisory Resolution to Approve KKI’s Executive Compensation	FOR	23
3. Advisory Resolution to Approve the Frequency of Future Advisory Votes on KKI’s Executive Compensation	FOR	42
4. Ratification of Grant Thornton LLP’s Appointment as KKI’s Independent Auditor for 2022	FOR	43

Krispy Kreme—A Beloved Sweet Treat Brand

Krispy Kreme, Inc. (“KKI”) and its subsidiaries (collectively, the “Company” or “Krispy Kreme”) is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Over its 84-year history, Krispy Kreme has developed a broad consumer base globally and currently operates in over 30 countries through an omni-channel model with a unique network of fresh Doughnut Shops, partnerships with leading retailers, and a rapidly growing Ecommerce and delivery business. Our Hub and Spoke model allows us to deliver fresh doughnuts from over 400 production hubs to more than 10,000 points of access globally. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities, and the planet.

2022 Proxy Statement  |  1

PROXY SUMMARY

2021-2022 Company Highlights

2021-2022 Company Highlights

Strong Results at the Top End of Guidance

KKI reported strong financial results for the year ended January 2, 2022 with net revenue growing 23.4%, while organic revenue grew 12.5%, or 21.4% excluding the legacy wholesale business.

Net loss declined 75.6% to $14.8 million even with IPO related costs while Adjusted EBITDA increased 29.2% to $187.9 million and Adjusted Net Income increased 57.6% to $66.7 million. See Appendix A for a reconciliation of GAAP to non-GAAP results.

Growth was driven by the performance and expansion of Krispy Kreme’s capital-efficient hub and spoke operating model, and strong performances across all three business segments. Global Points of Access, which reflect all locations where fresh doughnuts and cookies can be purchased, increased 25% year-over-year, providing customers access to Krispy Kreme in more than 10,000 locations around the world. International Sales per Hub grew 42% year-over-year, while U.S. and Canada Sales per Hub grew 14%.

2022 Director Nominees

NAME	PRINCIPAL OCCUPATION

Michael Tattersfield	President and Chief Executive Officer of KKI	5				1

Olivier Goudet	Managing Partner and Chief Executive Officer of JAB Holding Company	5				4

Marissa Andrada	Chief Diversity, Inclusion and People Officer of Chipotle Mexican Grill	<1	✓		✓	1

David Bell	Senior Partner of JAB Holding Company	5				1

Patricia Capel	Partner of JAB Holding Company	1			Chair	1

David Deno	Chief Executive Officer of Bloomin’ Brands, Inc.	5	✓	Chair		2

Ozan Dokmecioglu	Chief Financial Officer and President International of Keurig Dr. Pepper, Inc.	1	✓			1

Paul Michaels	Former Chief Executive Officer of Mars, Inc.	5	Lead Independent	✓	✓	2

Debbie S. Roberts	Executive Vice President, Chief Operating Officer of Panera Bread	1				1

Lubomira Rochet	Partner of JAB Holding Company	<1				3

Michelle Weese	Chief Corporate Affairs Officer of Bristol Myers Squibb	1	✓			1

Henry Yeagley	Managing Director of BDT & Company	5	✓	✓		1

Corporate Governance Highlights

Board Diversity and Independence

•	Six of our 12 director nominees are independent
•

When Mr. Lee’s term ends at the Annual Meeting, the Board will have six independent directors. Per NASDAQ requirements we will be required to have a majority of independent directors within 180 days of the Annual Meeting. The Remuneration and Nomination Committee (the “Remuneration Committee”) will evaluate options to achieve compliance within the required period.

•	Four nominees are affiliated with our largest stockholder, JAB Holdings B.V. (“JAB”), which owns approximately 45% of our common stock through its affiliate
•	The Audit and Finance Committee is comprised solely of independent directors and two of the three members of the Remuneration Committee are independent

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PROXY SUMMARY

Corporate Governance Highlights

•	Strong Lead Independent Director with clearly defined and robust responsibilities
•	Committed to Board diversity on gender with five women directors

Board Practices

•	Annual election of all directors
•	Annual Board and Committee evaluations
•	Regular executive sessions of independent directors
•	Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer
•	Directors limited to no more than four public company boards (including KKI)

Oversight of Risk, Ethics and Corporate Responsibility

•	Full Board responsible for risk oversight, with specific areas delegated to relevant Board committees
•	Code of Conduct applies to all directors, officers, and employees
•	Full Board oversees corporate responsibility strategy and approves Company’s long-term goals and commitments

Key Executive Compensation Practices

•	Strong pay-for-performance philosophy designed to link pay delivery to Company’s financial and market performance
•	Significant levels of direct investment and stock ownership required for all executives
•	Lengthy vesting periods for all equity awards
•	Independent compensation consultant reporting to the Remuneration Committee
•	No tax gross ups for regularly recurring expenses
•	Incentives do not encourage excessive risk taking
•	Clawback policy applicable to all incentive compensation programs
•	Double-trigger vesting upon a change of control
•	Hedging is prohibited
•	Minimal perquisites

KKI’s Corporate Responsibility Commitments

Krispy Kreme is committed to advancing sustainable business throughout our operations. That’s why we’re reducing our impact on the planet and taking steps to protect our environment and have launched new environmental Initiatives across select major global markets.

RESPONSIBLE SOURCING	PACKAGING	FOOD WASTE REDUCTION	ENERGY USE & GHE EMISSIONS

• Coffee supplier sustainability certification • Cage-free eggs & eggless formulations • RSPO certified palm oil	• Compostable coffee cups • Coffee cup material reduction • Recyclable folding cartons • Paper carry-out bags • Paper straws • Removal of plastic cups and bags	• Landfill diversion programs • Food waste to animal feed programs • Factory water usage reduction programs

•  Stores built from sustainable building materials

•  High efficiency HVAC units

•  LED interior lighting & “Hot Now” lights

•  Lighting timers & sensors

•  Delivery vehicle design & route optimization

•  Waste pickup optimization

•  Factory energy reduction initiatives

2022 Proxy Statement  |  3

PROXY SUMMARY

Our sustainability efforts are more developed in Europe

Our sustainability efforts are more developed in Europe.

2021 Key Actions Taken and Progress Made

•	Doughnut Waste:
•	Launched partnership with Too Good To Go across 91 stores in September, following a successful trial. We diverted over 100,000 doughnuts to customers via their platform in 2021.
•	100% of food waste is diverted from landfill to animal feed or via Too Good To Go.
•	Waste:
•	Through our waste management program with Veolia 100% of our waste was diverted from landfill.
•	Energy:
•	Across 2021 we achieved 3% reduction in energy in our hubs.
•	Carbon Footprint:
•	To offset the carbon generated by our trucks, in 2021 we planted 18,437 trees sequestering 1 tonne of CO2 per tree over its 40-year average life cycle.
•	We have partnered with Sustainably Run so customers can add a tree to their online order. The fruit trees are planted in developing nations, not only offsetting carbon but also to help local communities generate a sustainable income.

Priorities for 2022

•	Doughnut Waste:
•	Trial with one DFD partner diverting food waste to human need via Too Good To Go Partnership
•	Energy:
•	Through best practice and continued efforts to reduce our overall usage, we are targeting a further reduction in energy usage of 5% in our hubs.
•	In 2022 we have trialled a voltage optimisation unit within our Peterborough factory, early assumptions are assuming a 6% saving on electricity per year.
•	We aim to roll out voltage optimisation technologies to a further 2 hubs in 2022.
•	Plastics:
•	Replace our box window patch and dozen carrier bags with a minimum 30% recycled plastic alternative.
•	Introduce a fully recyclable plastic-free water-based cup for our hot and cold drinks.
•	Introduce a paper alternative to our plastic balloon sticks.
•	Increase the bag charge from 10p to 20p ahead of any legislation. To reduce the number of plastic bags used.
•	Carbon Footprint:
•	Complete roadmap and action plan to support commitment to achieve net-Zero by 2040

4  |  Krispy Kreme, Inc.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board recommends that you vote “FOR” the election of all director nominees

Proposal Summary

The Board has nominated the 12 candidates named in this proposal for election as directors at the Annual Meeting. Directors are elected annually and serve until their term expires at the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. For each director nominee to be approved, votes cast “FOR” each nominee must exceed votes cast “AGAINST” such nominee. A failure to vote, a broker non-vote or an abstention will not be counted as having been voted on the applicable nominee, and therefore will have no effect on the vote, assuming a quorum is present.

Our Board currently consists of 13 directors, including four directors who are designated by JAB pursuant to the terms of the Investors’ Rights Agreement (the “IRA”), dated as of July 6, 2021, by and among KKI and JAB. Carl Lee is not standing for reelection at the 2022 Annual Meeting of Stockholders.

All nominees are currently serving as KKI directors.

Director Nomination Process

The Board is responsible for nominating the Company’s director candidates, with assistance in identifying and recommending nominees from the Remuneration Committee. The Remuneration Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Remuneration Committee through management, current Board members, stockholders or other sources.

Members of the Remuneration Committee, the Lead Independent Director of the Board (the “Lead Director”) and other members of the Board interview potential director candidates as part of the selection process when evaluating new director candidates. The Remuneration Committee reviews the background of all potential nominees and determines whether they individually possess the personal and professional attributes necessary to be a director. Any feedback obtained through the Board’s annual self-evaluation process with respect to the ability of individual directors to contribute to the Board is also considered in connection with the nomination process. The Remuneration Committee will also consider director nominations by a stockholder made pursuant to the procedures set forth in our Amended and Restated By-Laws (the “By-Laws”) relating to stockholder nominations.

Following an extensive search and recruiting efforts led by the Remuneration Committee with the assistance of other members of the Board, Ms. Andrada was recommended by the Remuneration Committee and was elected as a director in February 2022. Ms. Andrada became the seventh independent director, constituting a majority of independent directors on the Board.

Board Composition, Qualifications and Diversity

The Board is committed to the ongoing review of Board composition and regularly discusses the skills and characteristics required of KKI directors in the context of the current makeup of the Board, the operating requirements of the Company and the long-term interests of stockholders. The Remuneration Committee also reviews the collective experience of the Board and makes recommendations to the Board regarding the appropriate mix of skillsets, qualifications and attributes of the Board as a whole.

The Board seeks candidates with diverse personal backgrounds and experiences and who are committed to active participation, fresh perspectives and providing constructive feedback to management. Our Board prioritizes candidates with proven executive leadership capabilities; consumer product industry expertise; strategic planning experience; financial and accounting skills; and corporate governance, regulatory and risk management experience. With respect to diversity, the Board may consider such factors as diversity in viewpoint, professional experience, education, international experience, skills and other individual qualifications and attributes that contribute to board diversity, including characteristics such as age, gender, race and national origin. Specific attributes of our 2022 director nominees are summarized below:

2022 Proxy Statement  |  5

PROPOSAL 1: ELECTION OF DIRECTORS

Director Independence

Director Independence

Our board of directors (the “Board”) has determined that Ms. Andrada, Mr. Dokmecioglu, Mr. Deno, Mr. Michaels, Ms. Weese and Mr. Yeagley are “independent directors” as defined under the listing requirements of Nasdaq. The Board has also determined that Mr. Lee, who is serving as a director until the 2022 Annual Meeting, is also independent. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in the listing requirements of Nasdaq, in the case of members of the Audit and Finance Committee (the “Audit Committee”) and Remuneration Committee, our Board will also make an affirmative determination that such members also satisfy separate independence requirements and current standards imposed by the SEC and Nasdaq regulations for Audit Committee members and by the SEC, Nasdaq and the IRS for Remuneration Committee members.

There are no family relationships among any of our directors or executive officers.

Director Nominees

MICHAEL TATTERSFIELD PRESIDENT AND CHIEF EXECUTIVE OFFICER, KKI

Age 56 Director Since 2016 Committee Membership: • N/A

Biographical Information

Michael Tattersfield has served as our President and Chief Executive Officer since January 2017 and as one of Krispy Kreme’s directors since September 2016. Prior to joining Krispy Kreme, Mr. Tattersfield served as the Chief Executive Officer and President of Caribou Coffee Company. He previously served as COO of Lululemon and VP and Head of Operations for The Limited Brands and spent 13 years with YUM! Brands in senior executive positions both in general management as well as president of international markets. He currently serves as a member of the Board of Directors of El Tequileño Tequila Company and previously served as a director of Panera Bread Company, Chairman of the Einstein Noah Restaurant Group, Inc., Chairman of the Caribou Coffee Company, Vice Chairman of The Allina Healthcare Organization and Compensation Chair of the PF Chang’s group.

Qualifications

Mr. Tattersfield holds an MBA from Harvard and a B.S. in Accounting from Indiana University.

6  |  Krispy Kreme, Inc.

PROPOSAL ONE: ELECTION OF DIRECTORS

Director Biographies

OLIVIER GOUDET MANAGING PARTNER AND CHIEF EXECUTIVE OFFICER, JAB HOLDING COMPANY

Age 57 Director Since 2016 Committee Membership: • N/A

Biographical Information

Olivier Goudet has served as Krispy Kreme’s Chairman since May 2017 and a director of Krispy Kreme from September 2016. Mr. Goudet is currently Managing Partner and Chief Executive Officer of JAB Holding Company, a position he has held since 2012. He serves as Chairman of the Board of JDE Peet’s N.V. and Pret A Manger. He is also a Director of Keurig Dr. Pepper, Inc., Panera Bread Company, Caribou Coffee Company / Einstein Noah, Espresso House, National Veterinary Associates, Bally and Coty Inc. He previously served as Chairman of the Board of Anheuser-Busch InBev SA/NV. He is the former Executive Vice President and Chief Financial Officer of Mars, Inc. and has served as an independent advisor to the Mars Board of Directors. Mr. Goudet began his career at Mars, serving on the finance team of its French business and held several senior executive positions at the VALEO Group, including Group Finance Director.

Qualifications

Mr. Goudet holds a degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance. We believe that Mr. Goudet’s extensive financial expertise and senior executive experience, as well as significant governance and oversight experience attained through his tenure as a director of several public companies, qualifies him to serve on our Board.

MARISSA ANDRADA CHIEF DIVERSITY, INCLUSION AND PEOPLE OFFICER, CHIPOTLE MEXICAN GRILL

Age 54 Director Since 2022 Committee Membership: • Remuneration

Biographical Information

Marissa Andrada has served as one of our directors since February 2022. Ms. Andrada currently serves as Chief Diversity, Inclusion and People Officer of Chipotle Mexican Grill, a position she has held since July 2020. She served as Chipotle’s Chief People Officer from April 2018 to June 2020. Prior to joining Chipotle, Ms. Andrada served as Senior Vice President of Human Resources and Chief Human Resources Officer of Kate Spade & Company/tapestry (Coach, Inc.) from July 2016 to October 2017. From November 2010 to March 2016, she held various Senior Vice President positions at Starbucks Coffee Company. She has also served in the head of human resources role with various other companies, including GameStop Corporation and Red Bull North America, Inc.

Qualifications

Ms. Andrada holds a Bachelor of Science in Business Administration from California State Polytechnic University at Pomona and an MBA from Pepperdine University. We believe that Ms. Andrada’s significant experience in the quick service restaurant and retail industries qualifies her to serve on our Board.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Director Biographies

DAVID BELL SENIOR PARTNER, JAB HOLDING COMPANY

Age 50 Director Since 2016 Committee Membership: • N/A

Biographical Information

David Bell has served as one of Krispy Kreme’s directors since September 2016. Mr. Bell is currently a Senior Partner of JAB Holding Company, where he joined as a Partner in 2012. Prior to that, Mr. Bell held various positions in corporate development and corporate strategy at Mars, Inc. from 2008 to 2012. Mr. Bell also held various positions at Goldman Sachs, including serving as Vice President, from 2000 to 2008. Prior to that, Mr. Bell served as an associate at Perseus, L.L.C. from 1996 to 1998 and Senior Auditor at PricewaterhouseCoopers LLC from 1993 to 1996. He is also currently a member of the board of directors of Panera Bread Company, National Veterinary Associates, JAB Holding Company and Pet Holdings, Inc. and a former member of the board of directors of Veterinary Specialists of North America Holdings LLC.

Qualifications

Mr. Bell holds a B.S. in Commerce from the University of Virginia and an MBA from the Wharton School at the University of Pennsylvania. We believe that Mr. Bell’s significant financial and industry experience qualifies him to serve on our Board.

PATRICIA CAPEL PARTNER, JAB HOLDING COMPANY

Age 49 Director Since 2021 Committee Membership: • Remuneration

Biographical Information

Patricia Capel has served as one of Krispy Kreme’s directors since April 2021. Ms. Capel is currently a Partner at JAB. Prior to joining JAB in March 2021, Ms. Capel held various positions at Anheuser Busch Inbev, including serving as Business President for Andina from January 2019 to March 2021, Integration Vice President from August 2016 to December 2018 and Vice President of Global People from 2011 to July 2016. Prior to her over 25 year tenure at Anheuser Busch Inbev and Ambev, Ms. Capel held positions at PricewaterhouseCoopers LLC and Cargill Argicola SA.

Qualifications

Ms. Capel holds a Bachelor’s degree in Business Administration from Universidade de Sao Paulo, and an MBA from Business School Sao Paulo. We believe that Ms. Capel’s significant experience with global companies and expertise in the consumer products industry qualifies her to serve on our Board.

8  |  Krispy Kreme, Inc.

PROPOSAL ONE: ELECTION OF DIRECTORS

Director Biographies

DAVID DENO CHIEF EXECUTIVE OFFICER, BLOOMIN’ BRANDS, INC.

Age 64 Director Since 2016 Committee Membership: • Audit

Biographical Information

David Deno has served as one of Krispy Kreme’s directors since September 2016. Mr. Deno currently serves as Chief Executive Officer and a member of the Board of Directors of Bloomin’ Brands, Inc. (“Bloomin’ Brands”). Prior to March 2019, Mr. Deno served as the Chief Financial and Administrative Officer of Bloomin’ Brands from 2012 to 2019. Mr. Deno’s career has included more than 15 years in senior level operations and financial positions at PepsiCo, Inc. (PepsiCo) and YUM! Brands, Inc. (YUM! Brands) (formerly subsidiary of PepsiCo). Mr. Deno has served as a Macalester trustee since 1998.

Qualifications

Mr. Deno holds an MBA from the University of Michigan and a Bachelor’s degree in Economics and Political Science from Macalester College. We believe that Mr. Deno’s experience working with global brands in the consumer products industry, extensive management experience and deep understanding of financial control matters qualifies him to serve on our Board.

OZAN DOKMECIOGLU CHIEF FINANCIAL OFFICER AND PRESIDENT INTERNATIONAL, KEURIG DR. PEPPER, INC.

Age 50 Director Since 2020 Committee Membership: • N/A

Biographical Information

Ozan Dokmecioglu has served as one of Krispy Kreme’s directors since September 2020. Mr. Dokmecioglu currently serves as the Chief Financial Officer and President International of Keurig Dr. Pepper Inc. and, prior to its merger, served as the Chief Financial Officer of Keurig Green Mountain (“KGM”) beginning in May 2016. Mr. Dokmecioglu joined KGM from Kellogg Inc., where he served from 2012 until 2016 in the positions of Vice President Finance, Chief Financial Officer North America and as Vice President Finance, Chief Financial Officer Europe. Before joining Kellogg in 2012, Mr. Dokmecioglu built his career in finance leadership roles in the U.S., Europe, and Middle East with Kraft Foods Inc., Cargill Inc. and Arthur Andersen.

Qualifications

Mr. Dokmecioglu holds a BS in Business Administration from the Middle East Technical University in Ankara, Turkey, and a certificate in Project Investment and Appraisal Management from Harvard University. We believe that Mr. Dockmecioglu’s significant operating, financial and executive experience in the consumer products industry qualifies him to serve on our Board.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Director Biographies

PAUL MICHAELS FORMER CHIEF EXECUTIVE OFFICER, MARS, INC.

Age 70 Director Since 2017 Committee Membership: • Audit • Remuneration

Biographical Information

Paul Michaels has served as one of Krispy Kreme’s directors since May 2017 and serves as Lead Director and Vice Chairman. Mr. Michaels served as the Chief Executive Officer of Mars Inc. from 2004 to January 2015. Before joining Mars, Mr. Michaels spent 15 years at Johnson & Johnson in multiple consumer divisions, Since his retirement he has actively participated on the following Boards of Directors as an independent director: Coty Inc. from June 2015 to December 2020, Dyla LLC since January 2018, Compassion First Vet Hospitals from May 2019 to December 2020, Panera Bread since January 2021 and Keurig Dr. Pepper Inc. since July 2018.

Qualifications

Mr. Michaels holds a BA from the University of Notre Dame. We believe that Mr. Michaels’ expertise and creativity in launching, building and supporting global brands in the consumer products industry and his extensive executive experience with complex multinational consumer product organizations qualifies him to serve on our Board.

DEBBIE S. ROBERTS EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER, PANERA BREAD

Age 57 Director Since 2021 Committee Membership: • N/A

Biographical Information

Debbie Roberts has served as one of Krispy Kreme’s directors since April 2021. Ms. Roberts has served as the Executive Vice President, Chief Operating Officer of Panera Bread since September 2020. Before joining Panera, Ms. Roberts held various roles at McDonald’s Corporation since 1990. Most recently at McDonald’s Ms. Roberts served as the President Northeast Zone from December 2014 to December 2016, and the President East Zone from January 2016 to April 2018. She currently serves as a member of the Board of Directors of RLI Insurance Company.

Qualifications

Ms. Roberts holds a Bachelor of Science in Accounting from University of Illinois Urbana-Champaign. We believe that Ms. Roberts’ extensive management experience in the food and beverage industry and financial expertise qualifies her to serve on our Board.

10  |  Krispy Kreme, Inc.

PROPOSAL ONE: ELECTION OF DIRECTORS

Director Biographies

LUBOMIRA ROCHET PARTNER, JAB HOLDING COMPANY

Age 44 Director Since 2021 Committee Membership: • N/A

Biographical Information

Lubomira Rochet has served as one of Krispy Kreme’s directors since June 2021. Ms. Rochet is currently a Partner at JAB. Prior to joining JAB in June 2021, Ms. Rochet served as Chief Digital Officer for L’Oréal S.A. since March 2014. Prior to joining L’Oréal, Ms. Rochet held various positions at Valtech Corporation, Microsoft Corporation and Sogeti, a branch of CapGemini Group. Ms. Rochet has served as an independent Director of Societe Generale since May 2017. She also serves as a director of Keurig Dr. Pepper Inc.

Qualifications

Ms. Rochet graduated from École Normale Supérieure, holds a Master’s degree in economics from College of Europe and a Master’s degree in Political Science from Sciences Po Paris. We believe that Ms. Rochet’s deep expertise in digital marketing, ecommerce, direct-to-consumer selling and the use of data, technology and innovative business models qualifies her to serve on our Board.

MICHELLE WEESE CHIEF CORPORATE AFFAIRS OFFICER, BRISTOL MYERS SQUIBB

Age 51 Director Since 2020 Committee Membership: • N/A

Biographical Information

Michelle Weese has served as one of Krispy Kreme’s directors since December 2020. Ms. Weese serves as the Chief Corporate Affairs Officer of Bristol Myers Squibb, a position she has held since June 2021. Prior to joining Bristol Myers Squibb, from January 2019 to March 2021, Ms. Weese served as the General Secretary North America and member of the North American executive team at France-based Danone, a $30B food and beverage company and largest certified B-Corp in the world. Prior to Danone, Ms. Weese was the Chief Executive Officer of Stratigence, LLC, a management consulting agency, from 2009 to 2019. Prior to creating Stratigence, Ms. Weese was the Global Head of Corporate Communications for Mars, Incorporated across all Brands and businesses. In her more than a decade at Mars, she also served as Senior Vice President of Corporate Affairs North America and held a seat on the North American management team across all Brands and Divisions.

Qualifications

Ms. Weese holds a B.A. in Journalism from Georgia State University. We believe that Ms. Weese’s significant management and finance experience gained through senior leadership positions at several major corporations qualifies her to serve on our Board.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Director Biographies

HENRY YEAGLEY MANAGING DIRECTOR, BDT & COMPANY

Age 36 Director Since 2016 Committee Membership: • Audit

Biographical Information

Henry Yeagley, age 36, has served as one of Krispy Kreme’s directors since September 2016. Mr. Yeagley has been the Managing Director at BDT & Company, LLC and BDT Capital Partners, LLC since July 2011. He currently serves as a Managing Director and leads the firm’s Middle Market Group. Mr. Yeagley also currently serves as a director of Panera Bread, a position he has held since July 2017.

Qualifications

Mr. Yeagley holds a BS in Finance from Penn State University, and holds a MSc from Stanford University Graduate School of Business. We believe that Mr. Yeagley’s significant investing experience and expertise in corporate strategy and financial analysis qualifies him to serve on our Board.

12  |  Krispy Kreme, Inc.

CORPORATE GOVERNANCE PRACTICES

KKI is committed to strong corporate governance policies and practices. The governance practices highlighted below are reflected in our By-Laws and our committee charters, as applicable.

Board Leadership Structure

The Board is responsible for broad corporate policy and overall performance of the Company through oversight of management and stewardship of the Company. Among other duties, the Board selects and advises the Company’s officers, assigns to them responsibility for management of the Company’s business, and monitors their performance. The Board recognizes that the leadership structure and combination or separation of the CEO and Chairman roles are driven by the needs of the Company, and that, depending on the circumstances, a different leadership model might be appropriate. As a result, the Company does not currently have a policy requiring either the combination or separation of leadership roles, but the Board periodically evaluates this structure and determines whether to separate the roles based upon the circumstances, which maintains flexibility based on the Company’s needs.

Lead Independent Director

The Lead Director’s responsibilities include:

•	presiding at any meetings of the Board at which the Chairman is not present;
•	chairing executive sessions of the non-employee or independent directors;
•	serving as a liaison between the independent directors and the Chairman and otherwise facilitating communications among members of the Board;
•	providing input to the Chairman on meeting agendas, schedules and other information sent to the Board;
•	being available for consultation with investors, regulators or other significant stakeholders; and
•	assisting the Remuneration Committee with evaluating Board and management performance.

Less formally, the Lead Director acts as a “sounding board” and advisor to the Chairman and CEO, and seeks to facilitate healthy discussion and open dialogue among other directors both inside and outside of the boardroom.

Board Meetings

Our Board met five times during 2021. Each current director attended at least 75% of the total number of meetings of the Board and committees on which such director served that were held during 2021 while the director was a member. Directors are also expected to attend annual meetings of stockholders.

In addition to Board and committee meetings, our directors also discharge their duties through, among other things, less formal group communications, including discussions, briefings and educational sessions with the Chairman and CEO, members of senior management and others as appropriate regarding relevant matters.

Committees

The Board’s standing committees, their membership and the number of meetings held in 2021 are set forth below. Charters for each of our standing committees are available at our corporate governance webpage at https://investors.krispykreme.com/corporate-governance.

•	All members of the Audit Committee satisfy the standards of independence applicable to members of such committee, including Nasdaq listing standards.
•

All members of the Audit Committee meet the financial literacy requirements under Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Deno, the Chair of the Audit Committee is an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) rules and has financial sophistication in accordance with Nasdaq listing standards. No Audit Committee member received any payments in 2021 from us other than compensation for service as a director.

•	The Board has determined that all members of the Remuneration Committee are “non-employee” directors as defined under Rule 16b-3 under the Exchange Act.

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CORPORATE GOVERNANCE PRACTICES

Committees

Committees of the Board of Directors

We have established the following committees of our Board:

Audit and Finance Committee

The Audit Committee, among other things:

•	Oversee the integrity of the Company’s financial reporting process and systems of internal controls, including the integrity of the Company’s financial statements.
•	Oversee compliance with KKI’s Code of Conduct and laws and regulations.
•	Oversee the independence, qualifications and performance of the Company’s independent auditors and internal audit department.
•	See also “Report of the Audit Committee.”

The members of the Audit Committee are Mr. Deno, Mr. Michaels and Mr. Yeagley. Mr. Deno is the Chair of our Audit Committee. Our Board has affirmatively determined that Mr. Deno, Mr. Michaels and Mr. Yeagley meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the corporate governance standards of Nasdaq. Our Board has determined that each director appointed to the Audit Committee is financially literate, and our Board has determined that Mr. Deno is our audit committee financial expert.

The Audit Committee held seven meetings in 2021.

Remuneration and Nomination Committee

The Remuneration Committee, among other things:

•	Assist the Board in discharging its responsibilities relating to executive compensation and oversight of the Company’s executive remuneration plans, policies and programs.
•	Identify and recommend to the Board individuals qualified to serve as directors of the Company.
•

Advise the Board with respect to the size, structure, composition, and functioning of the Board and its committees. Review the corporate governance principles and recommend changes to the Board as appropriate.

•	Oversee the evaluation of the Board and management performance.
•	See also “Compensation Discussion and Analysis” for information regarding the processes and procedures followed by the Remuneration Committee in considering and determining executive compensation.

The members of the Remuneration Committee are Ms. Andrada, Ms. Capel, Mr. Lee and Mr. Michaels. Ms. Capel is the Chair of our Remuneration Committee. Our Board has affirmatively determined that Ms. Andrada and Messrs. Lee and Michaels meet the definition of “independent director” for purposes of serving on the Remuneration Committee under the corporate governance standards of Nasdaq. All members of our Remuneration Committee are “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act. Mr. Lee has notified the Company of his intent to resign at the expiration of his current term.

The Remuneration Committee held five meetings in 2021.

Remuneration Committee Interlocks and Insider Participation

No member of our Remuneration Committee is or has been one of our officers or employees, and none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the Board, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Remuneration Committee.

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CORPORATE GOVERNANCE PRACTICES

The Board’s Oversight Responsibilities

The Board’s Oversight Responsibilities

The Company’s corporate governance practices and policies ensure substantial independent oversight of management. For instance:

•

The Board has a majority of independent and non-employee directors. The 13-member Board currently has seven independent directors. Six of the 12 director nominees are independent under Nasdaq’s listing rules, and 11 of the 12 director nominees are non-employee directors. All of the Company’s directors are elected annually.

When Mr. Lee’s term ends at the Annual Meeting, the Board will have six independent directors. Per NASDAQ requirements we will be required to have a majority of independent directors within 180 days of the Annual Meeting. The Remuneration Committee will evaluate options to achieve compliance within the required period.

•	The Board’s Audit Committee is composed solely of independent directors. The Audit Committee is composed solely of independent directors. The committee provides independent oversight of management.
•

The Board’s non-employee directors and independent directors meet regularly in executive session. The non-employee directors meet regularly in executive session without management present and, consistent with Nasdaq listing rules, the independent directors also meet regularly in executive session. These sessions are chaired by the Lead Director.

Board Oversight of Risk

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board primarily oversees matters related to strategic and operational risk. The Audit Committee oversees matters of financial, legal and compliance risk, including cybersecurity risk. The Remuneration Committee addresses risks related to compensation and other talent-related matters, as well as risks associated with Board independence and governance. Committees report to the full Board regarding their respective considerations and actions.

Board Oversight of Corporate Responsibility & ESG

The Board oversees KKI’s corporate responsibility strategy and sets the tone for the Company’s commitment to act responsibly and be a force for positive impact. The full Board approves long-term goals and commitments under our focus areas of People, Community, and Planet. KKI executive leaders help guide and develop these corporate responsibility programs and provide regular updates to the Board on progress against our goals. Focus areas for the Board in 2021 included, among other things, diversity and inclusion, equity and access, human rights, community engagement, responsible sourcing and packaging, and energy use and greenhouse gas emissions.

We are committed to transparency and information sharing in corporate responsibility and other “ESG” topics that impact our Company. Our corporate responsibility and ESG efforts can be found at https://krispykreme.com/sustainability.

Board and Committee Evaluations

The Board, as well as each committee, will conduct an annual self-evaluation to assess its performance. All directors participate in the formal evaluation process, responding to written questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback is solicited from the formal self-evaluation process and is shared verbatim on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management. In response to feedback from the evaluation process, our Board and committees work with management to take concrete steps to improve our policies, processes, and procedures to further Board and committee effectiveness.

Code of Conduct

We are dedicated to earning the trust of our customers and investors, and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. The Board has adopted a Code of Conduct that applies to all employees, officers and directors. All employees and all Board members are required to participate in annual Code of Conduct training and certifications.

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CORPORATE GOVERNANCE PRACTICES

Code of Conduct

Our Code of Conduct is posted on our website at https://investors.krispykreme.com/static-files/51fd1f5a-9ffc-402a-bedb-cf35308c0af3. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K or applicable stock exchange rules regarding any amendment to, or waiver from, a provision of the Code of Conduct for our senior financial officers, including the chief executive officer, either by posting such information on our website at https://investors.krispykreme.com/corporate-governance or by filing a Current Report on Form 8-K with the SEC.

Certain Relationships and Related Party Transactions

In addition to the director and executive officer compensation arrangements discussed below in the section entitled “Compensation Discussion and Analysis,” this section describes transactions, or series of related transactions, since January 1, 2018 to which we were a party or will be a party, in which:

•	the amount involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our common stock (each, a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Arrangements with JAB Related Persons

JAB beneficially owns approximately 45.0% of our common stock. We have negotiated certain arm’s-length commercial arrangements with JAB and certain companies that JAB has controlling investments in which are set forth below:

License, Distribution and Supply Agreements

Keurig Dr Pepper Inc. (“KDP”), an affiliated company of JAB, licenses the Krispy Kreme trademark for the Company in the manufacturing of portion packs for the Keurig brewing system. KDP also sells beverage concentrates and packaged beverages to Krispy Kreme for resale through Krispy Kreme’s shops. Licensing revenues from KDP were $1.9 million, $1.9 million and $2.4 million for the fiscal years ended January 2, 2022, January 3, 2021, and December 29, 2019, respectively.

Tax Sharing Arrangements

We are also party to certain tax sharing arrangements, (the “Tax Matters Agreement”), entered into in December 2018 with JAB and certain of its affiliates. The Tax Matters Agreement governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filings of tax refunds and provide for certain other matters relating to taxes. In connection with tax sharing arrangements with JAB and other JAB portfolio companies, the Company had a $7.4 million related party receivable from JAB and a $15.3 million related party payable to the other JAB portfolio companies offset by a $15.3 million income tax receivable due from taxing authorities as of January 3, 2021. No related party receivable nor related party payable was due to JAB or other JAB portfolio companies as of January 2, 2022. The related party receivable amounts were presented within Taxes receivable on the Consolidated Balance Sheet as of January 3, 2021.

Related Party Notes

The Company was party to a senior unsecured note agreement (“the original agreement”) with KK GP for an aggregate principal amount of $283.1 million. In April 2019, the Company entered into an additional unsecured note with KK GP for $54.0 million (such notes together, the “Related Party Notes”). As of January 3, 2021, the outstanding amount of principal and interest was $344.6 million. In June 2021, the Related Party Notes were repaid in full in an aggregate amount of $355.0 million with a portion of the KKHI pro rata dividend, which was paid from the proceeds from the Term Loan Facility (defined below). The interest expense for the fiscal years ended January 2, 2022, January 3, 2021, and December 29, 2019 was $10.4 million, $22.5 million and $21.9 million, respectively.

Capital Contributions

On April 9, 2021, the Company received $144.1 million in capital contributions from JAB and certain minority interest investors.

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CORPORATE GOVERNANCE PRACTICES

Certain Relationships and Related Party Transactions

JAB Notice Agreement

On March 14, 2022, KKI entered into a letter agreement (the “Notice Agreement”) with JAB Indulgence B.V., a private limited liability company organized under the laws of the Netherlands (“JAB Indulgence”), and JAB. JAB beneficially owns approximately 45% of the Company’s common stock. The Notice Agreement, among other things, (i) requires JAB to provide notice at least 30 days prior to an acquisition of voting rights, directly or indirectly, that would exceed 45% of the Company’s total outstanding voting stock, (ii) restricts directors who are JAB employees or designees from involvement in the consideration of such acquisition by the Company’s Board, (iii) permits JAB to enter into future cash-settled total return swap agreements provided that JAB must comply with the 30-day notice requirement before acquiring shares from or entering into a voting arrangement with the counterparty and that JAB does not try to influence the voting decisions of the counterparty. The terms of the Notice Agreement shall remain in effect for one year from the date of signing, subject to extension by JAB in its sole discretion.

Investors’ Rights Agreement

In connection with our initial public offering (the “IPO”), the Company entered into the Investors’ Rights Agreement (the “IRA”) with JAB that, among other things, (i) provides JAB and such holders with customary “demand,” “shelf” and “piggyback” registration rights with respect to shares of our common stock beneficially owned by JAB and such holders following the IPO and (ii) governs certain information rights between JAB and the Company pursuant to which the Company shall provide JAB the following, which shall be treated as confidential information by JAB: (w) copies of the Company’s management’s monthly financial review reports, (x) the consolidated financial results of the Company for each fiscal year, (y) the unaudited consolidated financial results of the Company for each fiscal quarter and (z) such other information related to the Company’s financial condition, business, prospects or corporate affairs as JAB may reasonably request from time to time. The IRA also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. The registration rights granted pursuant to the IRA may be assigned by JAB to any person or entity who subsequently obtains registrable securities from JAB or any of its affiliates.

Term Loan Facility

On June 10, 2021, our former wholly owned (excluding certain management equity interests) subsidiary, Krispy Kreme Holdings, Inc. (“KKHI”) entered into a term loan credit agreement, as borrower, with JPMorgan Chase Bank, N.A., as administrative agent, and Morgan Stanley Senior Funding, Inc. and Santander Bank, N.A., as joint lead arrangers and joint bookrunners (the “Term Loan Facility”). On June 17, 2021, we borrowed $500.0 million under the Term Loan Facility. The borrowings under the Term Loan Facility bore an all-in interest rate of 2.68175%. KKHI used all of the proceeds from the Term Loan Facility in June 2021 to pay a pro rata dividend to the Company and members of its management who, prior to the merger of KKHI into the Company in connection with the IPO (the “ Merger”), beneficially held equity interests in KKHI in an aggregate amount of approximately $457.7 million and $42.3 million, respectively. The Company used approximately $355.0 million of the proceeds from the dividend it received to repay the Related Party Notes and the remaining approximately $102.7 million of the proceeds from such dividend to redeem certain common stock held by its then sole shareholder, KK G.P., an affiliate of JAB. As of January 2, 2022, there was no outstanding principal amount under the Term Loan Facility, as it was paid off in full and terminated on July 7, 2021, primarily using the net IPO proceeds with the difference being partially funded by a drawdown of $100.0 million on the 2019 Facility’s revolving credit facility. The Term Loan Facility would have matured on the earlier of (i) June 10, 2022, and (ii) within four business days following consummation of the IPO. The interest expense was $2.4 million for the fiscal year ended January 2, 2022, which included $1.7 million of debt issuance costs incurred and recognized as expenses.

Financial Advisory Agreement

In September 2019, we entered into a service agreement, replacing a previous agreement, with BDT & Company, LLC (“BDT”), a minority investor in KKI, to provide strategic, financial and structural advice to our wholly owned subsidiary, Krispy Kreme Doughnut Corporation (“KKDC”) in connection with KKDC’s acquisition strategy. The Company recognized expenses of $1.0 million, $1.8 million and $0.1 million related to the service agreements with BDT for the fiscal year ended January 2, 2022, January 3, 2021, and December 29, 2019, respectively.

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CORPORATE GOVERNANCE PRACTICES

Certain Relationships and Related Party Transactions

In connection with valuation assistance provided by BDT in preparation for the IPO, the Company incurred costs of $6.3 million that are capitalized in Additional paid-in capital for the fiscal year ended January 2, 2022. No related costs were incurred for the fiscal years ended January 3, 2021 nor December 29, 2019.

Repurchase Agreements with Management

On June 21, 2021, we entered into repurchase agreements with certain of our executive officers pursuant to which we agreed to purchase, using a portion of the net proceeds of the IPO, $20.3 million aggregate amount of our common stock at the price paid by the underwriters in the IPO, (or approximately 1.3 million shares). The number of shares repurchased pursuant to each agreement was tied to fixed aggregate proceeds and based on the price paid by the underwriters to the Company in the IPO, with a maximum number of shares under each agreement equal to the number of RSUs, which were vesting or for which vesting was accelerated for such individual. The shares repurchased were comprised of shares issuable pursuant to outstanding RSUs that were vesting or for which vesting was accelerated in connection with the completion the IPO. Such repurchases were consummated following the IPO. The following table sets forth the number of shares repurchased from each of our NEOs:

NEO	Shares Repurchased	Actual $ Value Received

Michael J Tattersfield	679,333	$10,884,611

Josh Charlesworth	218,449	$3,500,092

Andrew Skehan	47,536	$761,654

Matthew Spanjers	208,219	$3,336,195

Catherine Tang	38,254	$612,921
Total	1,191,791	$19,095,473

Policies and Procedures for Related Person Transactions

Our Board adopted a written statement of policy regarding transactions with related persons (the “Related Person Policy”). Our Related Person Policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our Chief Legal Officer will then communicate that information to our Audit Committee, or chair thereof. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC and Nasdaq and to furnish us with copies of the reports. Based on our review of such reports and written representations from our directors and officers, we believe that all such filings were timely except for the following: (i) securities were inadvertently omitted from the initial Forms 3 filed on June 30, 2021 for Messrs. Bell, Charlesworth, Deno, Dokmecioglu, Goudet, Lee, Michaels, Pruitt, Skehan, Skena, Spanjers, and Tattersfield and Mses. Capel, Tang, Weese, and Zandhuis; (ii) Forms 4 relating to a disposition of securities on July 6, 2021 for Messrs. Charlesworth, Tattersfield, Skehan, and Skena and Mses. Tang and Zandhuis; and (iii) Forms 4 relating to the acquisition of shares on July 6, 2021 for Mses. Capel and Roberts.

18  |  Krispy Kreme, Inc.

CORPORATE GOVERNANCE PRACTICES

Stockholder Outreach and Communications with the Board

Where to Find More Information

To learn more about our corporate governance practices and our other policies, you can access the governance documents listed below at https://investors.krispykreme.com/corporate-governance. We will also provide copies of any of these documents to stockholders upon written request to the Corporate Secretary.

•	Certificate of Incorporation
•	By-Laws
•	Board Committee Charters
•	KKI Code of Conduct
•	Related Party Transactions Policy
•	Whistleblower Policy

Stockholder Outreach and Communications with the Board

As part of our effort to better understand our stockholders’ perspectives, we regularly engage with our stockholders from time to time, seeking their input and views on various matters. We discuss a variety of topics with our stockholders, including the Company’s business strategy, financial performance, executive compensation and environmental, social and governance matters. The Board values our stockholders’ perspectives, and the feedback we receive continues to inform our policies and practices.

Any interested party may communicate with the Board, the Chairman, the Lead Director or the independent directors on a Board-related issue by sending an email to ir@krispykreme.com or sending a written communication to: Corporate Secretary, Krispy Kreme, Inc., 2116 Hawkins Street, Charlotte, NC 28203. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded.

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EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our executive officers as of the date hereof. As used in this section only, references to “we,” “us,” “our” and “Krispy Kreme” mean, subsequent to May 28, 2021, Krispy Kreme, Inc. and, prior to May 28, 2021, Krispy Kreme Doughnuts Inc.

Name	Age	Position
Michael Tattersfield	56	Director, President and Chief Executive Officer
Josh Charlesworth	47	Chief Operating Officer and Chief Financial Officer
Andrew Skehan	61	President, U.S. & Canada
David Skena	51	Chief Brand Officer
Matthew Spanjers	46	Chief Growth Officer
Catherine Tang	54	Chief Legal Officer and Corporate Secretary
Terri L. Zandhuis	53	Chief People Officer
Joey Pruitt	42	Chief Accounting Officer

Michael Tattersfield, age 56, has served as our President and Chief Executive Officer since January 2017 and as one of Krispy Kreme’s directors since September 2016. Prior to joining Krispy Kreme, Mr. Tattersfield served as the Chief Executive Officer and President of Caribou Coffee Company. He previously served as COO of Lululemon and VP and Head of Operations for The Limited Brands and spent 13 years with YUM! Brands in senior executive positions both in general management as well as president of international markets. Mr. Tattersfield holds an MBA from Harvard and a B.S. in Accounting from Indiana University. He currently serves as a member of the Board of Directors of El Tequileño Tequila Company and previously served as a director of Panera Bread Company, Chairman of the Einstein Noah Restaurant Group, Inc., Chairman of the Caribou Coffee Company, Vice Chairman of The Allina Healthcare Organization and Compensation Chair of the PF Chang’s group.

Josh Charlesworth, age 47, has served as our Chief Financial Officer since April 2017 and our Chief Operating Officer since May 2019. He served as our Corporate Secretary from July 2018 to August 2020. Prior to joining Krispy Kreme, Mr. Charlesworth held various leadership positions at Mars, Incorporated. He most recently served as Global Chief Financial Officer of Mars Chocolate from January 2015 to April 2017. Mr. Charlesworth holds a B.Sc. in Economics from the London School of Economics and is a member of the Chartered Institute of Management Accountants.

Andrew Skehan, age 61, has served as our President, U.S. & Canada, since March 2022. He served as our President of North America from November 2017 to March 2022. Prior to joining Krispy Kreme, Mr. Skehan held various leadership positions at Popeyes Louisiana Kitchen (“Popeyes”). He most recently served as President of North America from March 2017 to October 2017 and President of International from March 2015 to March 2017. Prior to the acquisition by Restaurant Brands International, Mr. Skehan led a significant expansion of Popeyes globally. He has also served in senior leadership positions in marketing and operations with Wendy’s, Churchill Downs Incorporated, and PepsiCo Restaurants. Mr. Skehan served as an officer in the U.S. Navy, specializing in Surface Warfare, serving both aboard ship and on the Staff of the Commander in Chief of the Pacific Fleet. He holds an MBA from the University of Rhode Island and a B.S. from the U.S. Naval Academy.

David Skena, age 51, has served as our Chief Brand Officer since March 2022. He served as our Chief Marketing Officer from November 2018 to March 2022. Prior to joining Krispy Kreme, Mr. Skena served as Chief Marketing Officer at Ruby Tuesday from July 2015 to May 2018. Prior to Ruby Tuesday, Mr. Skena was a marketer at PepsiCo where he most recently served as Vice President of Premium and Value Brands, including Stacy’s Pita Chips and Smartfood popcorn, among others. Prior to PepsiCo, he served in brand management at Kraft Foods, Inc. for multiple brands. Mr. Skena holds a B.A. in Economics from Bucknell University, a Graduate Diploma in Economics from the University of East Anglia and an MBA from the Kellogg School of Management at Northwestern University.

Matthew Spanjers, age 46, has served as our Chief Growth Officer since August 2019. He served as our Chief Strategy and Development Officer from April 2017 to August 2019. Prior to joining Krispy Kreme, Mr. Spanjers served as Chief Development Officer with Caribou Coffee Company and Einstein Bros. Bagels Franchise Corporation from February 2016 to April 2017, as well as Chief Development Officer and Senior Vice President Commercial with Caribou Coffee

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EXECUTIVE OFFICERS

Company from February 2015 to April 2017. Mr. Spanjers previously worked with McKinsey and Company, a global management consulting firm. Mr. Spanjers holds a B.A. in English Literature from Yale University and an MBA from the Stanford Graduate School of Business.

Catherine Tang, age 54, has served as our Chief Legal Officer since July 2020 and as our Corporate Secretary since August 2020. Prior to joining Krispy Kreme, Ms. Tang held various positions with Yum! Brands, Inc. She most recently served as Vice President and Associate General Counsel of Yum! Brands from January 2017 to July 2020, Chief New Business Development Officer for KFC Global from July 2015 to January 2017, and Chief Legal Officer of KFC Corporation, a subsidiary of Yum! Brands, from August 2009 to July 2015. Ms. Tang holds a J.D. from the Louis D. Brandeis School of Law at the University of Louisville and a B.A. in Economics and Government from the University of Texas at Austin.

Terri Zandhuis, age 53, has served as our Chief People Officer since August 2017. Prior to joining Krispy Kreme, Ms. Zandhuis served as Executive Vice President, Chief People Officer for AOL, a division of Verizon, from July 2015 to September 2016. She served as Vice President, Human Resources for eBay Enterprise, formerly a subsidiary of eBay, from April 2012 to June 2015. She currently serves as Vice Chair of Make-A-Wish Central & Western North Carolina. She also serves as a member of the Board of Trustees of Cannon School, an independent private school located in Concord, North Carolina. Ms. Zandhuis holds a B.A. in Organizational Management from the University of Michigan.

Joey Pruitt, age 42, has served as our Vice President and Chief Accounting Officer since November 2017. He served as Assistant Secretary from May 2018 to November 2021 and as our Corporate Controller from November 2017 to June 2019. Prior to joining Krispy Kreme, Mr. Pruitt served as Vice President, Corporate Controller of Snyder’s Lance, Inc. from March 2017 to October 2017, Vice President, Financial Accounting and External Reporting from March 2016 to March 2017, and Director of External Financial Reporting from August 2011 to March 2016. Mr. Pruitt began his career with PricewaterhouseCoopers, LLP in 2002, holding various roles in the Assurance practice with the most recent role of Audit Senior Manager concluding in 2011. Mr. Pruitt maintains a CPA certification in the state of North Carolina and holds a Master of Science in Accountancy and B.S. in Business Administration from The University of North Carolina at Wilmington.

2022 Proxy Statement  |  21

PROPOSAL 2:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Our Board unanimously recommends that you vote “FOR” the approval of the Advisory Resolution to Approve KKI’s Executive Compensation

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs are designed to attract and retain talent through the alignment of pay and financial interests of our executives with stockholder value creation. We will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

Beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for all U.S. public companies under Section 14A of the Exchange Act. Therefore, in accordance with the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following non-binding advisory resolution at the 2022 Annual Meeting:

“RESOLVED, that the stockholders of Krispy Kreme, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, compensation tables and the narrative discussion in the Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Company and the Board will consider the outcome of the vote when making future compensation decisions.

22  |  Krispy Kreme, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy & Objectives

The overriding objective of our compensation programs for our Named Executive Officers (“NEOs”) is to encourage, reinforce and reward delivery of stockholder value.

Our NEOs for fiscal year 2021 are:

•	Michael Tattersfield, President and Chief Executive Officer (“CEO”)
•	Joshua Charlesworth, Chief Financial Officer and Chief Operating Officer
•	Andrew Skehan, President, U.S. & Canada
•	Matthew Spanjers, Chief Growth Officer
•	Catherine Tang, Chief Legal Officer and Corporate Secretary

Elements of Compensation

NEO compensation consists of base salary, an annual cash incentive award under our annual bonus program, equity awards under our Long-Term Incentive Plan (“LTIP”), and our unique Executive Ownership Program. We also provide certain limited benefits and perquisites in line with general practice. Variable pay under our bonus program, LTIP and Executive Ownership Program has been, and will continue to be, the most significant element of our NEO compensation program.

2022 Proxy Statement  |  23

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

The 2021 executive compensation program applicable to our NEOs consisted of the following principal elements:

Compensation Element	Method for Establishing its Value	Form of Payment	Who Establishes Objectives and Participation
Base Salary	Compensation market analysis from independent compensation consultant	Cash	Except with respect to his own compensation, the CEO recommends, and the Remuneration Committee approves.
Annual Bonus Pay	Collective performance as defined by the bonus program metrics applicable to each NEO	Cash	Except with respect to his own compensation, the CEO recommends, and the Remuneration Committee approves: (i) NEO participation in the annual incentive program and (ii) corporate metrics. The Remuneration Committee determines performance against corporate metrics.
Long-Term Incentive Plan	Compensation market analysis from independent compensation consultant	RSUs that cliff-vest 4.5 years from the date of the grant; NSOs that vest 60% in year 3, 20% in year 4, and 20% in year 5	Except with respect to his own compensation, the CEO recommends target grant levels for each NEO, and the Remuneration Committee approves target grant levels.
Executive Ownership Program	NEO investment in our common stock	Matching RSUs generally vest 4.5-years from the date of grant. Each award is subject to the NEO’s continued employment with the Company and subject to full or partial forfeiture in the event that the NEO does not achieve and maintain their initial investment in the Company.	Except with respect to his own compensation, the CEO recommends, and the Remuneration Committee approves target investment levels for each NEO.
Benefits and Perquisites	Minor portion of compensation

For the CEO, the Remuneration Committee annually reviews and approves individual and corporate goals and objectives relevant to the CEO’s compensation. The Remuneration Committee also evaluates the CEO’s performance in light of those goals and objectives and sets the CEO’s remuneration level based on this evaluation. In determining the CEO’s compensation, the Remuneration Committee will consider the Company’s financial performance, Including total stockholder return, the value of similar packages for chief executive officers at comparable companies, and historical remuneration levels.

Base Salary

We pay base salaries to provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

Salary levels are typically set and reviewed periodically by the Remuneration Committee. Any salary increases are approved by the Remuneration Committee after a comparative analysis of base salaries for similar positions among the market data set provided by the Remuneration Committee’s independent compensation consultant. When determining base salaries, the Remuneration Committee considers external market conditions in addition to total direct compensation targets and personal performance. The Remuneration Committee approved a base salary increase of $100,000 solely for Mr. Tattersfield, effective as of January 1, 2021. No other NEOs received a base salary increase in 2021.

Each NEO’s base salary for fiscal year 2021 was as follows:

NEO	2021 Base Salary
Michael Tattersfield	$1,100,000
Joshua Charlesworth	$800,000
Andrew Skehan	$650,000
Matthew Spanjers	$525,000
Catherine Tang	$500,000

Annual Bonus Pay

The annual bonus program is a key component of the compensation program for our NEOs. Our bonus program is designed to stimulate achievement of business results by linking performance-based annual cash incentives, up to a pre-established maximum amount, to the achievement of various performance targets. We believe that the annual bonus program encourages, reinforces and rewards delivery of stockholder value by linking annual cash awards with the achievement of quantifiable performance measures.

For 2021, target bonus awards for each NEO were calculated as a percentage of such NEO’s base salary and may be multiplied by a factor ranging from zero to two (2) times such target award based on actual performance of the Company with bonus payout at 100% based on the Company’s achievement of the defined financial performance criteria at the target level.

Plan Design

For 2021, our NEOs participated in either the U.S. and Canada Krispy Kreme Bonus Plan or the Consolidated Bonus Plan. The bonus period for each plan ran from January 4, 2021 through January 2, 2022 and was based on our performance compared to the prior fiscal year based on three metrics: total net sales, adjusted EBITDA and Cash (measured as cash generated during the year through management of certain net working capital accounts, including Accounts Receivable, net, Inventories, and Accounts Payable). We generally define “adjusted EBITDA” as earnings before interest expense, net (including interest payable to related parties), income tax expense/(benefit), and depreciation and amortization, with further adjustments for share-based compensation, other non-operating (income)/expense, strategic initiatives, acquisition and integration expenses, store closure expenses, restructuring and severance expenses and other non-recurring, infrequent or non-core income and cost items.

At the beginning of 2021, award targets were assigned by the Remuneration Committee to each of our NEOs, and the Remuneration Committee specified “Unacceptable,” “Marginal,” “Acceptable,” “Good,” “Very Good,” and “Excellent” levels for each bonus metric. All NEOs are assigned to the Consolidated Bonus Plan, except for Mr. Skehan, who is assigned to the U.S. and Canada Krispy Kreme Bonus Plan. Mr. Skehan is responsible for driving strategic growth and the overall U.S. Krispy Kreme business and therefore is assigned to the U.S. and Canada Krispy Kreme Bonus Plan. The U.S. and Canada Krispy Kreme Bonus Plan is measured on the U.S. and Canada Krispy Kreme operating segment performance.

		Krispy Kreme 2021 Bonus Metric Category(1)
NEO	Target as % of Base Salary	Payout Opportunity	Net Sales	Adjusted EBITDA	Cash (millions)
Michael Tattersfield	110%		22.2%	32.8%	$17.0
Joshua Charlesworth	80%		22.2%	32.8%	$17.0

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COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

		Krispy Kreme 2021 Bonus Metric Category(1)
NEO	Target as % of Base Salary	Payout Opportunity	Net Sales	Adjusted EBITDA	Cash (millions)
Andrew Skehan	80%	0%—200%	15.1%	42.3%	$11.6
Matthew Spanjers	80%	of Target	22.2%	32.8%	$17.0
Catherine Tang	70%		22.2%	32.8%	$17.0

(1)	All goals are based on growth over previous fiscal year. Targets included in the table above represent performance at the level of “Very Good.”

2021 Consolidated Bonus Plan Metrics	2021 Bonus Actuals(1)	Performance Level
Net Sales	23.4%	Very Good
EBITDA	29.2%	Good
Cash	$21.7 million	Excellent

(1)	Actuals are based on growth over previous fiscal year.

2021 U.S. Bonus Plan Metrics	2021 Bonus Actuals(1)	Performance Level
Net Sales	16.1%	Very Good
EBITDA	27.5%	Unacceptable
Cash	$17.3 million	Excellent

(1)	Actuals are based on growth over previous fiscal year.

Our bonus awards were calculated and paid in March 2022 after the end of fiscal year 2021, in a single payment (net of any taxes withheld). Our Consolidated Bonus Plan results ranged from “Good” to “Very Good” and “Excellent” across our metrics, resulting in a payout of 150%, which the Remuneration Committee approved. Results in our International and Market Development segments were strong as these markets bounced back from COVID faster and stronger than anticipated. These business segments made up for the profit shortfall in the U.S. & Canada segment, resulting in a consolidated performance of “Good” against the EBITDA target. All markets managed cash well throughout the year causing an “excellent” performance level in the Consolidated Bonus Plan.

Overall, U.S. Krispy Kreme performance resulted in a calculated payout of 0% for the U.S. and Canada Krispy Kreme Bonus Plan due to ending at the bottom of the range for Adjusted EBITDA. The U.S. Krispy Kreme business was negatively impacted versus the Plan by a variety of factors affecting the business as we experienced increased near-term costs such as commodity, labor, and wage pressures and investments and other costs related to Branded Sweet Treats. Despite these challenges, the Krispy Kreme Fresh business was able to achieve many of the overall performance objectives for the year, generating a result that would have yielded a bonus payout. Recognizing the overall performance in a challenging environment, the executive leadership team approved a discretionary payout to serve as acknowledgement of the performance through the ongoing pandemic and macroeconomic challenges, as well as to serve as a retention tool to minimize disruption for ongoing company initiatives.

NEO	Target as % of Base Salary	Payout Opportunity		Total Payout ($)
Michael Tattersfield	110%	150%		$1,815,000
Joshua Charlesworth	80%	150%		$960,000
Andrew Skehan	80%	50	%(1)	$260,000
Matthew Spanjers	80%	150%		$630,000
Catherine Tang	70%	150%		$525,000

(1)	On the U.S. and Canada Krispy Kreme Bonus Plan, the Company did not achieve the Adjusted EBITDA target, but received a 50% discretionary payout as approved by the Remuneration Committee.

Long Term Incentive Plan Equity-Based Compensation

To balance incentives to achieve short-term and long-term success, the compensation program for our NEOs includes the grant of long-term equity-based compensation under the LTIP. We closely align the interests of our NEOs with those of our stockholders by paying a significant portion of total compensation in the form of long-term equity-based incentives. Long-term equity-based compensation, granted in the form of time-vesting restricted stock units

26  |  Krispy Kreme, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

(“RSUs”) and non-qualified stock options (“NSOs”), provides direct alignment between the interests of our NEOs and stockholders. Our executive officers, including our NEOs, received a grant of NSOs under the LTIP in 2021 with a graded vesting schedule where 60% vests on the third anniversary date, an additional 20% vests on the fourth anniversary date, and the final 20% vests on the fifth anniversary date, subject to continued employment with the Company on each vesting date to help ensure long-term retention of key executive talent.

Executive Ownership Program

We strongly believe in encouraging stock ownership by our NEOs. Therefore, in addition to the LTIP, we have designed certain additional equity compensation programs to promote stock ownership and investment in the Company in order to align the interests of our executives with those of our stockholders.

At the time of hire or promotion, executives are offered the opportunity to participate in our Executive Ownership Program (“EOP”), with participation required for all executives at or above the Vice President level. This is generally a one-time opportunity upon achieving eligibility to participate in the EOP, although participants who experience a promotion into a higher level of the EOP program are given an opportunity to increase their investment to the level commensurate with their new title. Executives are assigned both a minimum and maximum investment level and then make an election to purchase shares of our common stock at the specified ownership amount. The executive will then receive a matching award of RSUs (“Matching RSUs”) on a one-for-one basis corresponding to the number of shares elected to be purchased. These Matching RSUs generally have a 4.5-year cliff vesting period tied to continued employment with the Company, and are subject to forfeiture, in whole or in part, if the executive does not own and maintain his or her investment level of our common stock through the applicable vesting date.

Each executive typically has a 1.5-year period to purchase EOP shares to meet his or her commitment amount. At the end of the investment period, if the executive has purchased EOP shares equivalent to his or her commitment amount and continues to hold the EOP shares for the remainder of the vesting period, the executive will retain (and is eligible to vest in) the full number of Matching RSUs awarded. From time to time, the Remuneration Committee may approve the opportunity for the executives to increase their ownership levels through the EOP. The increase is dependent upon board approval and their decision on ownership interest. No discount is offered. These additional investments by the executives do not include Matching RSUs.

Equity Compensation Decisions in Connection with the IPO

In connection with the IPO, certain RSUs issued under the LTIP and EOP and held by our NEOs were accelerated and we used a portion of the net proceeds from the IPO to repurchase shares of our common stock from certain of our NEOs at the price paid by the underwriters. In connection with the dividend paid by KKHI, our NEOs received, with respect to outstanding RSUs, a dividend equivalent in the form of cash or additional RSUs and, with respect to outstanding stock options, the exercise price of the options will be reduced by the amount of the per share dividend.

Loans to Employees

We were party to loans with certain of our employees and officers with an aggregate balance of $18.7 million as of January 3, 2021. Such loans were granted in connection with the purchase of equity in certain of our subsidiaries. Each of such loans for the NEOs were repaid in full prior to the IPO.

Competitive Compensation

For 2021, the Remuneration Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant, to advise on the compensation practices and competitive landscape for the compensation of our NEOs. The Remuneration Committee generally reviews and targets between the 50th percentile and 75th percentile of market pay level when assessing executive compensation, but pay decisions are based on a more comprehensive set of considerations such as company performance, individual executive performance, experience, and internal equity assist with reviewing the compensation programs for our NEOs.

Other Benefits and Perquisites

Our NEOs participate in the same benefit plans generally available to our employees. These benefit plans include health insurance, ancillary coverages, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees. In addition, our CEO is eligible to receive certain car and housing allowances.

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COMPENSATION DISCUSSION AND ANALYSIS

Retirement Plans

Retirement Plans

Our NEOs participate in the same 401(k) retirement plan as the rest of our employees.

Employment and Change in Control Arrangements

As a standard practice, the Company does not generally enter into employment agreements or change-in-control agreements with its executive officers. However, an exception was made for Mr. Tattersfield and Mr. Charlesworth, the first two executive hires after our company was acquired by JAB on July 27, 2016.

Except with respect to the CEO’s compensation, the CEO and the Chief People Officer (“CPO”) make recommendations to the Remuneration Committee for the approval of any and all compensation elements. The CPO works with the Remuneration Committee’s independent compensation consultant to provide comparable market data for all compensation elements that are used in making such recommendations.

Additionally, we generally do not provide tax gross ups for our NEOs except in the case of standard relocation benefits available to employees generally. In fiscal year 2021, we did not provide any relocation benefits to any of our NEOs other than Ms. Tang. Also in fiscal year 2021, we provided tax gross ups for company reimbursed expenses incurred to convert EOP loans to third-party loans to Messrs. Tattersfield, Charlesworth and Spanjers and Ms. Tang.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, we are providing disclosure regarding the ratio of the annual total compensation of our CEO, Mr. Tattersfield, to that of our median employee. As a multi-national organization, we have employees operating in several countries. Our objective is to provide competitive compensation commensurate with an employee’s position and geographic location, while also linking compensation to Company and individual performance. To provide context for this disclosure, it is important to understand the scope of our operations. The compensation elements and pay levels of our employees can vary dramatically from country to country based on market trends, cost of living, and cost of labor. These factors, along with fluctuations in currency exchange rates, impact the median employee compensation and the resulting ratio.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K, and represents a reasonable estimate. To identify the compensation of our median employee, we determined the total compensation paid for each of our employees without applying any cost-of-living adjustments. For an employee paid in a currency other than U.S. dollars, we converted annual compensation into U.S. dollars. Based on this data and process, we determined that our median employee was an hourly employee with annual total compensation in 2021 of $27,278.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table, $23,655,212. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation in 2021 was 867 to 1.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions, but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Report of the Remuneration and Nomination Committee

In fulfilling its responsibilities, the Remuneration and Nomination Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Remuneration and Nomination Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended January 2, 2022 (through incorporation by reference to this Proxy Statement).

The Remuneration and Nomination Committee

Patricia Capel, Chair

Marissa Andrada

Carl Lee, Jr.

Paul Michaels

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COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our NEOs in fiscal year 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)

Michael Tattersfield, President and Chief Executive Officer	2021	$1,100,000	$—	$8,556,242	$7,582,062	$1,815,000	$4,601,908	(3)	$23,655,212
	2020	$1,000,000	$—	$550,436	$—	$1,100,000	$18,169		$2,668,605

Joshua Charlesworth, Chief Financial Officer and Chief Operating Officer	2021	$800,000	$—	$2,516,603	$2,021,912	$960,000	$1,470,704	(4)	$7,769,219
	2020	$800,000	$—	$500,000	$—	$640,000	$11,400		$1,951,400

Andrew Skehan, President, U.S. & Canada	2021	$650,000	$260,000	$2,013,258	$1,516,430	$—	$237,839	(5)	$4,677,527
	2020	$650,000	$—	$500,000	$—	$665,600	$11,400		$1,827,000

Matthew Spanjers, Chief Growth Officer	2021	$525,000	$—	$2,516,603	$2,021,912	$630,000	$1,383,378	(6)	$7,076,893
	2020	$525,000	$—	$500,000	$—	$420,000	$11,400		$1,456,400

Catherine Tang, Chief Legal Officer and Corporate Secretary(7)	2021	$500,000	$—	$1,609,349	$1,010,953	$525,000	$273,221	(7)	$3,918,523

(1)

Amounts reflect the full grant-date fair value of restricted stock unit awards and stock options granted during fiscal years 2021 and 2020 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all restricted stock unit awards made to executive officers in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2022.

(2)

The amounts reported in the All-Other Compensation column reflect a cash compensation as part of the legal steps undertaken leading up to the IPO, our wholly owned (excluding certain management equity interests) subsidiary, Krispy Kreme Holdings, Inc. (“KKHI”), merged with and into the Company, with the Company being the surviving entity (the “Merger”). Prior to the merger, KKHI paid a pro rata dividend to KKI and members of its management who, prior to the Merger, beneficially held equity interests in KKHI. Out of the $42.3 million dividend paid to members of management, approximately $8 million was attributable to RSUs that had already vested or vested upon the IPO. The $8 million was treated as a cash dividend equivalent right that was paid upon settlement of the IPO and was included in the cash compensation of the NEOs.

(3)

The amount reported in the “All Other Compensation” column relating to Mr. Tattersfield for fiscal year 2021 includes the following: $4,504,528 for the settlement of IPO in cash, $31,301 for tax gross up of company reimbursed expenses incurred to convert EOP loans to third party loans, $983 for personal hotel expenses paid by the Company, $3,578 for personal air travel expenses paid by the Company, $2,838 for group life insurance, $40,510 for interest imputed under U.S. federal tax law related to a pre-IPO loan from the Company, $10,689 for an auto lease, home allowance of $3,214 and home incidentals of $4,267. Mr. Tattersfield was not eligible for a matching contribution under the 401(k) plan for fiscal year 2021. The amounts reported in the All-Other Compensation column for fiscal year 2020 reflect other compensation for Mr. Tattersfield that includes: $10,689 for an auto lease, home allowance of $3,214 and home incidentals of $4,267. Mr. Tattersfield was not eligible for a matching contribution under the 401(k) plan for fiscal year 2020.

(4)

The amount reported in the “All Other Compensation” column relating to Mr. Charlesworth for fiscal year 2021 includes the following: $1,426,143 for the settlement of IPO in cash, $6,927 for tax gross up of company reimbursed expenses incurred to convert EOP loans to third party loans, $638 for personal air travel expenses paid by the Company, $1,200 for cell phone allowance, $990 for group life insurance, $17,211 for interest imputed under U.S. federal tax law related to a pre-IPO loan from the Company, $556 for company provided reward for recognition, and $17,038 for company matching contribution under our 401 (k) plan for fiscal year 2021. The amount reported for in the “All Other Compensation” column relating to Mr. Charlesworth for fiscal year 2020 reflects the Company matching contribution under our 401(k) plan for fiscal year 2020.

(5)

The amount reported in the “All Other Compensation” column relating to Mr. Skehan for fiscal year 20201 includes the following: $204,418 for the settlement of IPO in cash, $682 for personal air travel expenses paid by the Company, $1,200 for the cell phone allowance, $4,356 for group life insurance, $8,183 for interest imputed under U.S. federal tax law related to a pre-IPO loan from the Company and $19,000 for company matching contribution under our 401(k) plan for fiscal year 2021. The amount reported for in the “All Other Compensation” column relating to Mr. Skehan for fiscal year 2020 reflects the Company matching contribution under our 401(k) plan for fiscal year 2020.

(6)

The amount reported in the “All Other Compensation” column relating to Mr. Spanjers for fiscal year 2021 includes the following: $1,344,658 for the settlement of IPO in cash, $5,441 for tax gross up of company reimbursed expenses incurred to covert EOP loans to third party loans, $1,200 for cell phone allowance, $990 for group life insurance, $14,231 for interest imputed under U.S. federal tax law related to a pre-IPO loan from the Company and $16,858 for company matching contribution under our 401(k) plan for fiscal year 2021. The amount reported for in the “All Other Compensation” column relating to Mr. Spanjers for fiscal year 2020 reflects the Company matching contribution under our 401(k) plan for fiscal year 2020.

(7)

Ms. Tang joined the Company in July 2020 and was not an NEO in 2020. The amount reported in the “All Other Compensation” column relating to Ms. Tang includes the following: $163,373 for the settlement of IPO in cash, $2,446 for tax gross up of company reimbursed expenses incurred to covert EOP loans to third party loans, $955 for personal hotel expenses paid by the Company, $22,263 for relocation, $6,090 for personal air travel expenses paid by the Company, $1,076 for interest imputed under U.S. federal tax law related to a pre-IPO loan from the Company, $1,518 group life insurance, $75,000 for commuter allowance, and $500 in cell phone allowance. Ms. Tang was not eligible for a matching contribution under the 401(k) plan for fiscal year 2021.

2022 Proxy Statement  |  29

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs during fiscal year 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		ll Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Michael Tattersfield		0	$1,210,000	$2,420,000

	4/1/2021				66,534	(3)			$1,006,659

	5/1/2021				498,981	(4)			$7,549,583

	5/1/2021						1,242,961	$14.61	$7,582,062

Joshua Charlesworth		0	$640,000	$1,280,000

	4/1/2021				33,268	(3)			$503,345

	5/1/2021				133,064	(4)			$2,013,258

	5/1/2021						331,461	$14.61	$2,021,912

Andrew Skehan		0	$520,000	$1,040,000

	4/1/2021				33,268	(3)			$503,345

	5/1/2021				99,796	(4)			$2,013,258

	5/1/2021						248,595	$14.61	$1,516,430

Matthew Spanjers		0	$420,000	$840,000

	4/1/2021				33,268	(3)			$503,345

	5/1/2021				133,064	(4)			$2,013,258

	5/1/2021						331,461	$14.61	$2,021,912

Catherine Tang		0	$350,000	$700,000

	3/22/2021				13,307	(5)			$200,004

	4/1/2021				26,614	(3)			$402,670

	5/1/2021				66,535	(4)			$1,006,675

	5/1/2021						165,730	$14.61	$1,010,953
(1)

These columns show the potential value of the payout for each Named Executive Officer under the annual bonus program if the threshold, target, or maximum goals were satisfied with respect to the performance measures set by the Remuneration Committee for fiscal 2021 based on the NEO’s specified Target Cash Bonus Amount. Based on actual performance in fiscal 2021, the cash incentive awards earned under the annual incentive plan were $1,815,000, $960,000, $260,000, $630,000 and $525,000 for Messrs. Tattersfield, Charlesworth, Skehan, Spanjers and Ms. Tang, respectively. The business measurements, performance goals, and salary percentage targets for determining these payouts are described under “Compensation Discussion and Analysis — Elements of Compensation” above.

(2)	Represents awards of RSUs.

(3)	Provided employment continues through the applicable vesting date, these RSUs cliff vest on October 1, 2025.

(4)	Provided employment continues through the applicable vesting dates, these RSUs vest in three installments as follows: 60% on May 1, 2024; 20% on May 1, 2025; and 20% on May 1, 2026.

(5)	Provided employment continues through the applicable vesting date, these RSUs cliff vest on April 9, 2025.

(6)	Provided employment continues through the applicable vesting dates, these stock options vest in three installments as follows: 60% on May 1, 2024; 20% on May 1, 2025; and 20% on May 1, 2026.

(7)

The amounts in this column do not represent amounts the NEOs received or are entitled to receive. Rather, the reported amounts represent the fair value of the awards calculated in accordance with ASC 718 on the applicable grant date.

30  |  Krispy Kreme, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards At Fiscal Year-End

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding unvested equity awards held by each NEO as of the end of fiscal year 2021.

	Options Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)

Michael Tattersfield	1,242,961	14.61	05/01/2031	—		—

				8,787	(3)	$166,250

				93,050	(3)	1,760,506

				80,050	(4)	1,514,546

				7,563	(4)	143,092

				7,918	(5)	149,809

				39,293	(6)	743,424

				66,534	(7)	1,258,823

				498,981	(8)	9,440,721

Joshua Charlesworth	331,461	14.61	05/01/2031	—		—

				51,690	(3)	$977,975

				44,475	(4)	841,467

				35,695	(6)	675,349

				33,268	(7)	629,431

				133,064	(8)	2,517,571

Andrew Skehan	248,595	14.61	05/01/2031	—		—

				140,777	(9)	$2,663,501

				51,690	(3)	977,975

				44,475	(4)	841,467

				35,695	(6)	675,349

				33,268	(7)	629,431

				99,796	(8)	1,888,140

Matthew Spanjers	331,461	14.61	05/01/2031	—		—

				31,014	(3)	$586,785

				44,475	(4)	841,467

				35,695	(6)	675,349

				33,268	(7)	629,431

				133,064	(8)	2,517,571

Catherine Tang	165,730	14.61	05/01/2031	—		—

				29,516	(10)	$558,443

				29,322	(10)	554,772

				13,307	(11)	251,768

				26,614	(7)	503,537

				66,535	(8)	1,258,842

2022 Proxy Statement  |  31

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards At Fiscal Year-End

(1)	Provided employment continues through the applicable vesting dates, these stock options vest in three installments as follows: 60% on May 1, 2024; 20% on May 1, 2025; and 20% on May 1, 2026.

(2)	Based on the closing price of our common stock on December 31, 2021.

(3)	Provided employment continues through the applicable vesting dates, these RSUs cliff vest on November 1, 2022.

(4)	Provided employment continues through the applicable vesting dates, these RSUs cliff vest on October 1, 2023.

(5)	Provided employment continues through the applicable vesting dates, these RSUs cliff vest on March 6, 2024.

(6)	Provided employment continues through the applicable vesting dates, these RSUs cliff vest on October 1, 2024.

(7)	Provided employment continues through the applicable vesting dates, these RSUs cliff vest on October 1, 2025.

(8)	Provided employment continues through the applicable vesting dates, these RSUs vest in three installments as follows: 60% on May 1, 2024; 20% on May 1, 2025; and 20% on May 1, 2026.

(9)	Provided employment continues through the applicable vesting dates, these RSUs cliff vest on May 16, 2022.

(10)	Provided employment continues through the applicable vesting dates, these RSUs cliff vest on April 9, 2025.

(11)	Provided employment continues through the applicable vesting dates, these RSUs cliff vest on April 9, 2025.

Stock Options Exercised and Stock Vested

The following table sets forth, for each of the NEOs, the number and value of shares of the Company’s common stock subject to RSUs that vested during fiscal year 2021. No options were exercised by the NEOs during the fiscal year 2021 and none of the NEOs hold any stock appreciation rights.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael Tattersfield	1,228,450	$19,682,840
Joshua Charlesworth	388,930	$6,231,631
Andrew Skehan	80,300	$1,286,607
Matthew Spanjers	366,708	$5,875,579
Catherine Tang	54,775	$877,632

(1)	The value realized on vesting was based on the IPO price ($17.00) less underwriters’ fees for a net value of $16.02.

Pension Benefits

We do not maintain any defined benefit pension plans for our NEOs.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans for our NEOs.

Post-Termination Compensation

Michael Tattersfield

The Company’s employment agreement with Mr. Tattersfield is an at-will employment agreement. In the event (i) the Company terminates Mr. Tattersfield’s employment without Cause (as defined in his employment agreement) or (ii) if he terminates his employment for Good Reason as defined in his employment agreement), in each case, he will receive a payment equal to one year of base salary plus one additional month for each completed year he has worked for the Company subject to a maximum period of 24 months. Prior to receiving any of the severance benefits, Mr. Tattersfield must execute and not revoke a release of claims in favor of us.

Joshua Charlesworth

The Company’s employment agreement with Mr. Charlesworth is an at-will employment agreement. In the event (i) the Company terminates Mr. Charlesworth’s employment without Cause (as defined in his employment agreement) or (ii) if he terminates his employment for Good Reason (as defined in his employment agreement), in each case, he will receive a payment equal to one year of base salary plus one additional month for each completed year he has worked for the Company subject to a maximum period of 24 months. Prior to receiving any of the severance benefits, Mr. Charlesworth must execute and not revoke a release of claims in favor of us.

32  |  Krispy Kreme, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Post-Termination Compensation

Other NEOs

The severance provisions for Mr. Skehan and Ms. Tang provide that if he or she is terminated involuntarily, he or she will receive a payment equal to 12 months of his or her base salary. Prior to receiving any of the severance benefits, such NEO must execute and not revoke a release of claims in favor of us.

Equity Treatment Upon Termination Scenarios

Termination of Employment

In the event of an executive’s termination, all outstanding RSUs, Matching RSUs, and NSOs will immediately forfeit on the date of such termination, except as described below.

Double-Trigger Equity Vesting Upon a Change of Control

In the event of a change of control of the Company, all outstanding RSUs, Matching RSUs, and NSOs, including those held by our NEOs, have “double-trigger” protection, which means that no accelerated vesting of outstanding RSUs, Matching RSUs, or NSOs will occur unless both (1) a change of control occurs, and (2) the executive is involuntarily terminated within 24 months of such change of control.

Death or Disability

In the event of an executive’s termination due to death or disability, all outstanding RSUs and Matching RSUs become fully vested and payable, and all NSOs vest in full as of such date and may thereafter be exercised by the executive’s legal representative or legatee, if any.

Retirement

In the event of an executive’s retirement (generally defined as attaining the age of 60 and completing ten years of service), outstanding RSUs, Matching RSUs, and NSOs vest on a pro rata basis. None of our NEOs were retirement eligible as of January 2, 2022.

Potential Payments Upon Termination or Change in Control

The following table shows the cash severance payments and accelerated vesting of RSUs that our NEOs would have been eligible to receive from us if their employment had been terminated or if a change in control of the Company followed by an immediate termination of employment had occurred as of December 31, 2021. All amounts are estimates only, and the actual amounts payable will vary depending on the facts and circumstances applicable at the time of the triggering event.

Name	Dollar Amount of Payments Upon Termination without Cause or for Good Reason	Value of Stock at Termination due to Retirement	Value of Stock at Termination due to Death or Disability(1)	Dollar Amount of Payments Upon Involuntary Termination Following a Change in Control	Value of Stock Upon Involuntary Termination Following a Change in Control(2)
Michael Tattersfield	$1,523,077	$—	$22,759,232	$—	$22,759,232
Joshua Charlesworth	$1,107,692	$—	$7,663,705	$—	$7,663,705
Andrew Skehan(1)	$650,000	$—	$9,192,292	$—	$9,192,292
Matthew Spanjers(1)	$—	$—	$7,272,515	$—	$7,272,515
Catherine Tang(1)	$500,000	$—	$4,138,315	$—	$4,138,315

(1)

Amounts reported in this column represent the value of RSUs determined by multiplying the closing price of our common stock of $18.92 per share on December 31, 2021 by the number of RSUs. The fair market value of the NSOs ($6.10) was calculated on the grant date (May 1, 2021) using the Black Scholes option pricing model. The RSUs and NSOs would be accelerated in full in connection with a termination of employment due to death or disability.

(2)

Amounts reported in this column represent the value of RSUs that would be accelerated in full connection with an involuntary termination of employment on or following a change in control, determined by multiplying the closing price of our common stock of $18.92 per share on December 31, 2021 by the number of RSUs. The fair market value of the NSOs ($6.10) was calculated on the grant date (May 1, 2021) using the Black Scholes option pricing model.

2022 Proxy Statement  |  33

COMPENSATION DISCUSSION AND ANALYSIS

Equity Treatment Upon Termination Scenarios

Director Compensation Table

The following table sets forth information regarding non-employee director compensation during fiscal year 2021. We pay four primary components of compensation to our non-employee directors: an annual cash retainer, committee retainer, committee chairman retainer, and equity grants in the form of time-vesting RSUs that generally cliff vest at the end of 4.5 years. Board members may from time to time receive fees for service on ad hoc committees. Each such director will also be entitled to reimbursement for all out-of-pocket expenses of such director in attending each meeting of the Board and any committee thereof.

Retainer ($)
Annual retainer for service on the Board:
Chairman	$200,000
Lead Independent Director	$80,000
Audit Committee Chair	$75,000
Remuneration Committee Chair	$70,000
Non-executive Directors	$60,000
Additional Annual Retainers:
Committee members	$5,000

Annual Equity Grant ($ of Fair Market Value at Grant Date)
Chairman		$255,000
Other Board Members		$85,000

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Olivier Goudet	$205,000	$321,091	$526,091
David Bell	$60,000	$107,030	$167,030
Patricia Capel	$50,000	$107,030	$157,030
David Deno	$70,000	$107,049	$177,049
Ozan Dokmecioglu	$57,500	$107,030	$164,530
Carl Lee, Jr.	$60,000	$107,049	$167,049
Paul Michaels	$66,250	$107,049	$173,299
Debbie S. Roberts	$42,500		$42,500
Lubomira Rochet	$42,500		$42,500
Michelle Weese	$55,000	$107,030	162,030
Henry Yeagley (BDTCP)(2),	$62,500		$62,500
Manuel Martinez(3)	$15,000		$15,000
Justine Tan(4)	$12,500		$12,500
Konrad Meyer(5)	$13,750		$13,750

(1)

Each grant of RSUs cliff vests at the end of 4.5 years subject to continued service on the Board. The dollar value of the RSU is calculated based on the closing price of our common stock on December 31, 2021, which was $18.92. As of December 31, 2021, each member of the Board held the following number of unvested RSUs: Mr. Goudet: 84,223; Mr. Bell: 28,079; Ms. Capel: 5,657; Mr. Deno: 28,079; Mr. Dokmecioglu: 5,657; Mr. Lee: 28,079; Mr. Michaels: 28,079; Ms. Weese 5,657.

(2)	The Board retainer for Mr. Yeagley is paid to BDT Investments.

(3)	Mr. Martinez ceased to be on the Board effective April 1, 2021.

(4)	Ms. Tan ceased to be on the Board effective April 12, 2021.

(5)	Mr. Meyer ceased to be on the Board effective April 1, 2021.

34  |  Krispy Kreme Doughnut Corp.

COMPENSATION DISCUSSION AND ANALYSIS

Director Compensation Table

Krispy Kreme, Inc. 2021 Omnibus Incentive Plan

Introduction

We adopted the Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (the “Plan”) in June 2021. The purposes of the Plan are to provide additional incentives to selected officers, employees, non-employee directors, independent contractors and consultants of the Company and its affiliates, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability. To accomplish these purposes, the Plan provides that the Company may grant options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, other stock-based awards, cash awards or any combination of the foregoing.

The Remuneration Committee determines the specific criteria surrounding equity issuances under the Plan. The material terms of the Plan are summarized below.

Summary of the Plan Terms

The maximum number of shares of our common stock reserved for issuance under the Plan is equal to 4.5% of the total number of shares of our common stock outstanding as of July 2, 2021 (the “initial share reserve”). The initial share reserve will automatically increase on January 1 of each calendar year (each, an “Evergreen Date”) during the term of the Plan, in an amount equal to the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 immediately preceding the applicable Evergreen Date and (ii) a number of shares of our common stock determined by the administrator. The maximum aggregate number of shares of common stock that may be issued in the form of ISOs shall not exceed the initial share reserve.

Non-employee directors are not permitted to be granted awards during any calendar year with a grant date fair value that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $600,000 in total value.

Shares of our common stock subject to an award under the Plan that remain unissued upon the cancellation, termination or expiration of the award will again become available for grant under the Plan. However, shares of our common stock that are exchanged by a participant or withheld by the Company as full or partial payment of the exercise price or other purchase price in connection with any award under the Plan, as well as any shares of our common stock exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the Plan. To the extent an award is paid or settled in cash, the number of shares of our common stock previously subject to the award will again be available for grant pursuant to the Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of our common stock available for grant under the Plan.

The Plan is administered by the Remuneration Committee (the “Administrator”). The Administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan.

The Plan permits the Administrator to select the officers, employees, non-employee directors, independent contractors and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of our common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

The Administrator may make awards to participants who are not citizens or residents of the United States, or to participants outside the United States, on terms and conditions that are different from those specified in the Plan, as may be determined necessary or desirable by the Administrator to achieve the Plan’s purposes. Consistent with this, the Administrator may, without amending the Plan, establish or modify rules, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or any of its affiliates operates or has employees.

RSUs and restricted stock may be issued under the Plan. The Administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions,

2022 Proxy Statement  |  35

COMPENSATION DISCUSSION AND ANALYSIS

Krispy Kreme, Inc. 2021 Omnibus Incentive Plan

performance objectives or other conditions determined by the Administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the Plan and the applicable individual award agreement, the Administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance related goals, a participant’s termination of employment or service, or a participant’s death or disability. The rights of RSU and restricted stock holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock, provided that any dividends declared during the restricted period with respect to such restricted stock will generally only become payable if the underlying restricted stock vests. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid at the time that shares of our common stock in respect of the related RSUs are delivered to the participant.

We may issue stock options under the Plan. Options granted under the Plan may be in the form of “non-qualified stock options” or “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as set forth in the applicable individual option award agreement. The exercise price of all options granted under the Plan will be determined by the Administrator, but, unless otherwise determined by the Administrator, in no event may the exercise price be less than 100% of the fair market value of the related shares of our common stock on the date of grant. The maximum term of all stock options granted under the Plan will be determined by the Administrator, but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the Administrator in the applicable individual option agreement.

Stock appreciation rights (“SARs”) may be granted under the Plan either alone or in conjunction with all or part of any option granted under the Plan. A free-standing SAR granted under the Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of our common stock on the date of grant. The maximum term of all SARs granted under the Plan will be determined by the Administrator but may not exceed ten years. The Administrator may determine to settle the exercise of a SAR in shares of our common stock, cash, or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the Administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of our common stock (including dividend equivalents) may be granted under the Plan. Any dividend or dividend equivalent awarded under the Plan will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and will only become payable if the underlying awards vest. The Administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of our common stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of our common stock or cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance criteria).

Bonuses payable in fully vested shares of our common stock and awards that are payable solely in cash may also be granted under the Plan.

The Administrator may grant equity-based awards and incentives under the Plan that are subject to the achievement of performance objectives selected by the Administrator in its sole discretion, including, without

36  |  Krispy Kreme Doughnut Corp.

COMPENSATION DISCUSSION AND ANALYSIS

Krispy Kreme, Inc. 2021 Omnibus Incentive Plan

limitation, one or more of the following business criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price or total stockholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing. Notwithstanding the foregoing, the Company may determine whether additional or different performance goals should be enumerated in the future. The Administrator will have the authority to make equitable adjustments to the business criteria, as may be determined by the Administrator in its sole discretion.

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of our common stock, cash or other property), stock split, reverse stock split, subdivision or consolidation, combination, exchange of shares, or other change in corporate structure affecting the shares of our common stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the Administrator, in (i) the aggregate number of shares of our common stock reserved for issuance under the Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Plan, (iii) the kind, number and purchase price of shares of our common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other stock-based awards granted under the Plan or (iv) the performance goals and periods applicable to award granted under the Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the Administrator. In addition, the Administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of our common stock, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards, but if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of our common stock, cash or other property covered by such award, the Board may cancel the award without the payment of any consideration to the participant.

Unless otherwise determined by the Administrator and evidenced in an award agreement, in the event that (i) a “change in control” (as defined in the Plan) occurs and (ii) a participant’s employment or service is terminated without cause, or with good reason (to the extent applicable), within 24 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at target performance levels.

Each participant is required to make arrangements satisfactory to the Administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the Plan, as determined by us. We have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the Administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of our common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of our common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the

2022 Proxy Statement  |  37

COMPENSATION DISCUSSION AND ANALYSIS

Krispy Kreme, Inc. 2021 Omnibus Incentive Plan

tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy our withholding obligation with respect to any award.

The Plan provides our Board with the authority to amend, alter or terminate the Plan, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the participant’s consent. The Administrator may amend an award, prospectively or retroactively, but no such amendment may adversely affect the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

No award will be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan (although awards granted before that time will remain outstanding in accordance with their terms).

All awards are subject to the provisions of our clawback policy and will be further subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement.

In July 2021, we filed a registration statement with the SEC on Form S-8 covering the shares of our common stock issuable under the Plan.

38  |  Krispy Kreme Doughnut Corp.

PROPOSAL 3:

ADVISORY RESOLUTION TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Our Board unanimously recommends that you vote “FOR” the approval of the Advisory Resolution to Approve the Frequency of Future Advisory Votes on KKI’s Executive Compensation

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of “every year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say-on-pay” vote. Therefore, in accordance with the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following non-binding advisory resolution at the 2022 Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the request that the Company seek non-binding advisory votes on the Company’s named executive officer compensation every year.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Company and the Board will consider the outcome of the vote when making future decisions about the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.

2022 Proxy Statement  |  39

PROPOSAL 4:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board unanimously recommends you vote “FOR” the ratification of Grant Thornton LLP’s appointment as KKI’s independent registered public accounting firm for fiscal 2022.

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the work of KKI’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of Grant Thornton LLP (“Grant Thornton”) as independent registered public accounting firm for fiscal year 2022. Grant Thornton has served as the independent registered public accounting firm of KKI since 2017. The Audit Committee and the Board believe that the continued retention of Grant Thornton to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although stockholder ratification of the Audit Committee’s appointment of Grant Thornton as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise, the Board is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment for fiscal year 2022. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2022 if it is determined that such a change would be in the best interests of KKI and its stockholders.

A representative of Grant Thornton is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

(in thousands)	2021	2020

Audit Fees(1)	$1,551	$1,419

Audit-Related Fees(2)	18	17
Tax Fees(3)	41	40
Total Fees	1,610	1,476

(1)

These amounts represent fees of Grant Thornton for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, services rendered in connection with acquisitions and debt offerings and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require. For purposes of this schedule, fees billed from non-U.S. jurisdictions in the currencies of such jurisdictions have been converted to U.S. dollars as of the date of the approval of such fees.

(2)	These amounts primarily represent fees of Grant Thornton for assistance in the U.K. and Australia with analysis of the structure of “rent certificates.”

(3)	These amounts represent fees of Grant Thornton for assistance in Mexico with tax considerations related to transfer pricing and Mexico labor reform.

Under the Audit Committee Charter, the Audit Committee has established pre-approval policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee in order to assure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy also provides that the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, provided that the Chair reports any such pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee approved all audit and non-audit services provided in 2021 and 2020 in accordance with the Audit Committee’s policy and procedures. Additional information may be found in the Report of the Audit and Finance Committee that follows and Audit Committee Charter available on the Company’s website at https://investors.krispykreme.com/corporate-governance.

40  |  Krispy Kreme, Inc.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit and Finance Committee

Report of the Audit and Finance Committee

The members of the Audit and Finance Committee (“Audit Committee”) are Mr. Deno, Mr. Michaels and Mr. Yeagley. Mr. Deno is the Chair of our Audit Committee. The Board has affirmatively determined that Mr. Deno, Mr. Michaels and Mr. Yeagley meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Securities Exchange Act of 1934 and the corporate governance standards of Nasdaq. The Board has also determined that Mr. Deno, the Chair of the Audit Committee is an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) rules and has financial sophistication in accordance with Nasdaq listing standards.

The Audit Committee Charter sets forth the duties and responsibilities of the Audit Committee. The Audit Committee is primarily responsible for the oversight of the integrity of the Company’s financial reporting process and systems of internal controls (including the integrity of the Company’s financial statements and related disclosures), the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditors, and the Company’s internal audit activities.

Management has primary responsibility for the preparation of the financial statements, the completeness and accuracy of financial reporting, the overall system of internal control over financial reporting and the performance of the internal audit function. The Audit Committee has reviewed and discussed with management the Company’s audited financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.

The Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) as the independent registered public accounting firm for the fiscal year ended January 2, 2022, to be responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with U.S. GAAP and for auditing of the Company’s internal control over financial reporting and expressing an opinion on its effectiveness. The Audit Committee has reviewed and discussed with Grant Thornton, with and without management present, the financial statement audit, Grant Thornton’s evaluation of effectiveness of internal control over financial reporting, the overall quality of financial reporting and disclosure, and other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Accounting Standards (“PCAOB”) and the SEC. The Audit Committee has reviewed and received from Grant Thornton the written disclosures and the letter required by the applicable PCAOB requirements regarding the Company’s communications with the Audit Committee concerning independence and discussed with Grant Thornton the firm’s independence from the Company and management.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 2, 2022 filed with the SEC on March 11, 2022.

The Audit and Finance Committee

David Deno, Chair

Paul S. Michaels

Henry Yeagley

2022 Proxy Statement  |  41

OWNERSHIP OF OUR EQUITY SECURITIES

Directors and Executive Officers

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 18, 2022 (the “Record Date”), by (i) each director, director nominee, and the named executive officers, and (ii) all directors and current executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares listed.

Name	Amount of Beneficial Ownership of Common Stock	Percentage of Class
DIRECTORS
Marissa Andrada	0
Olivier Goudet(1)	2,035,367	1.2%
David Bell	36,607	*
Patricia Capel	4,620	*
Dave Deno	55,485	*
Ozan Dokmecioglu	136,820	*
Carl E. Lee, Jr.(2)	237,578	*
Paul Michaels(3)	512,053	*
Debbie S. Roberts	4,950	*
Lubomira Rochet	0	*
Michelle Weese	0	*
Henry Yeagley(4)	0	*
NAMED EXECUTIVE OFFICERS
Michael Tattersfield(5)	2,483,780	*
Josh Charlesworth	418,413	*
Andrew Skehan(6)	364,241	*
Matthew Spanjers	333,369	*
Catherine Tang	89,840	*
All Executive Officers and Directors as a Group (20 Persons)(7)	7,179,868	*

*	Less than 1% of outstanding shares of Common Stock.

(1)

Includes (i) 1,363,835 shares held by Platin Capital S.à r.l., of which Mr. Goudet exercises sole investment power, and (ii) 20,902 shares held by Mr. Goudet’s spouse. The registered address for Platin Capital S.a.r.l. is JAB Partners LLP, 14th Floor, 20 Eastbourne Terrace, London W26LG, United Kingdom.

(2)

Includes 28,079 shares underlying unvested restricted stock units that will accelerate vest within 60 days of the Record Date. The vesting of such restricted stock units will be accelerated on May 17, 2022, the effective date of Mr. Lee’s resignation as a director.

(3)	Consists of 512,053 shares held by Cribb Investments, LLC, of which Mr. Michaels is the Manager.

(4)

Mr. Yeagley is Managing Partner of BDT & Company (“BDT”). Mr. Yeagley has agreed that he will not receive any separate compensation for serving as a director of the Company and will transfer to BDT any director compensation he receives from the Company, including any awards made pursuant to grants of restricted stock units. Mr. Yeagley disclaims beneficial ownership of such restricted stock units. The registered address for BDT is 401 N. Michigan Avenue, Suite 3100, Chicago, IL 60611.

(5)

Includes (i) 550,051 shares held in trust for the benefit of Mr. Tattersfield’s children and of which the trustee is his spouse, and (ii) 295 shares held by Mr. Tattersfield’s daughter. Mr. Tattersfield disclaims beneficial ownership of all securities owned by his daughter except to the extent of his pecuniary interest therein.

(6)	Includes 140,777 shares underlying unvested restricted stock units that will vest within 60 days of the Record Date.

(7)	Includes (i) Joey Pruitt, Chief Accounting Officer; (ii) David Skena, Chief Brand Officer; and (iii) Terri L. Zandhuis, Chief People Officer.

42  |  Krispy Kreme, Inc.

OWNERSHIP OF OUR EQUITY SECURITIES

Beneficial Owners of More than 5% of Our Common Stock

Beneficial Owners of More than 5% of Our Common Stock

The following table provides information about the following entities known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding common stock as of the Record Date.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership of Common Stock		Percentage of Class
JAB Indulgence B.V. Piet Heinkade 55 Amsterdam, 1019 GM The Netherlands	74,885,435	(1)	44.8%

BDT Capital Partners, LLC 401 N. Michigan Avenue Suite 3100 Chicago, Illinois 60611	14,032,548	(2)	8.4%

(1)	Based on Amendment No. 6 to Schedule 13D filed by JAB Indulgence B.V. with the SEC on March 18, 2022.

(2)	Based on a Schedule 13D filed by BDT Capital Partners, LLC with the SEC on July 16, 2021.

2022 Proxy Statement  |  43

OTHER MATTERS

Q:    WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A:      You are receiving this Proxy Statement because you are a record holder or beneficially own shares of KKI common stock that entitle you to vote at the 2022 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend in person.

Q:    WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:      At the Annual Meeting, you will be asked to vote on four proposals: (1) to elect 12 directors to serve until the 2023 Annual Meeting of Stockholders; (2) to approve the advisory resolution regarding KKI’s executive compensation; (3) to approve the advisory resolution regarding the frequency of future advisory votes on executive compensation; and (4) to ratify the appointment of Grant Thornton as our independent registered public accounting firm for our fiscal year ending January 1, 2023. We also will consider any other business that properly comes before the Annual Meeting.

Q:    WHEN AND WHERE IS THE ANNUAL MEETING?

A:      The Annual Meeting will be held virtually on May 17, 2022, at 10:00 a.m. Eastern Time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.

Q:    HOW DO I ATTEND THE ANNUAL MEETING VIRTUALLY?

A:      We will host the 2022 Annual Meeting live online. Any stockholder can attend the Annual Meeting live online www.proxydocs.com/DNUT. The webcast will start at 10:00 a.m. Eastern Time. Stockholders may vote and submit questions while attending the Annual Meeting online. You will need the control number included on your proxy card (if you received a printed copy of the proxy materials) in order to be able to attend the Annual Meeting. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number. Instructions on how to attend and participate online are posted at www.proxydocs.com/DNUT. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process.

If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Meeting log-in page.

Q:    WHY IS THE ANNUAL MEETING BEING HELD VIRTUALLY?

A:      Our Annual Meeting will be a virtual meeting of stockholders conducted via live webcast. By conducting our Annual Meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.

Q:    HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:      The Board unanimously recommends that you vote FOR each director nominee in Proposal 1, FOR the advisory resolution regarding KKI’s executive compensation in Proposal 2, FOR the advisory resolution regarding the frequency of future advisory votes on KKI’s executive compensation in Proposal 3; and FOR ratification of Grant Thornton’s appointment as independent auditor in Proposal 4.

Q:    WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A:      The following votes will be required to adopt each proposal:

Proposal 1: A nominee for director will be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee.

44  |  Krispy Kreme, Inc.

OTHER MATTERS

Proposal 2: The proposal will be approved if it is approved by the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted.

Proposal 3: The proposal will be approved if it is approved by the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted.

Proposal 4: The proposal will be approved if it is approved by the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted.

For the election of directors, a broker non-vote (as described below) or an abstention will not be counted as having been voted on the applicable proposal, and therefore will have no effect on the vote, assuming a quorum is present. For the other proposals, a broker non-vote will not be counted as having been voted on the applicable proposal, and therefore will have no effect on the vote, assuming a quorum is present. For the other proposals, an abstention will be counted as having been voted on the applicable proposal, and therefore will have the effect of a vote against the applicable proposal, assuming a quorum is present.

Q:    WHO CAN VOTE AT THE ANNUAL MEETING?

A:      The Board has fixed the close of business on March 18, 2022, as the record date for the Annual Meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on March 18, 2022.

On that date, we had 167,337,006 shares of common stock, par value $0.01 per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote for each share of our common stock on all matters properly brought before the Annual Meeting.

Q:    HOW CAN I VOTE MY SHARES AT THE ANNUAL MEETING?

A:      Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting online at www.proxydocs.com/DNUT, vote your shares electronically online at www.proxypush.com/DNUT or via telephone at 1-866-475-0865. You will need your control number included on your proxy card in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Q:    HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE VIRTUAL ANNUAL MEETING?

A:      Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted by proxy without attending the virtual Annual Meeting. There are three ways to vote by proxy:

•

By Internet — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

•

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-866-475-0865 and following the instructions. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form by mail may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

•

By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting for stockholders of record will be available 24 hours a day until the polls close during the Annual Meeting. Votes cast by mail must be received in sufficient time to allow processing. Votes received by mail prior to the day of the Annual Meeting will be processed, but votes received the day of the Annual Meeting may not be processed depending on the time received. Shares represented by duly executed proxies in the

2022 Proxy Statement  |  45

OTHER MATTERS

accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each director nominee listed in the election proposal, (ii) FOR the approval of the advisory resolution to approve KKI’s executive compensation, (iii) FOR the approval of the advisory resolution regarding the frequency of future advisory votes on KKI’s executive compensation, and (iv) FOR the ratification of Grant Thornton’s appointment as the Company’s independent auditor.

Q:    WHAT IF I WANT TO CHANGE MY VOTE?

A:      At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	by submitting a later-dated proxy by telephone or electronically before the polls close during the Annual Meeting;

•	by a later-dated mailed proxy received before the polls close during the Annual Meeting; or

•	by voting online at the Annual Meeting.

Q:    HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:      The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum to transact business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner.

Q:    WHAT IF I AM A BENEFICIAL OWNER AND I DO NOT GIVE MY NOMINEE VOTING INSTRUCTIONS?

A:      If your shares are held by a broker, trustee or other nominee on your behalf and you do not instruct the broker, trustee or other nominee as to how to vote these shares on Proposal 1, Proposal 2 or Proposal 3, the broker, trustee or other nominee may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal and therefore will have no effect on the vote, assuming a quorum is present. Please instruct your broker, trustee or other nominee so your vote can be counted. With respect to Proposal 4, the broker, trustee or other nominee may exercise its discretion to vote for or against that proposal in the absence of your instruction.

Q:    HOW IS KKI DISTRIBUTING PROXY MATERIALS?

A:      We are furnishing proxy materials to our stockholders primarily via traditional mail delivery. On or about April 18, 2022, we mailed to our stockholders (other than those who previously requested email or paper delivery) instructions on how to access the proxy materials via the Internet. You will receive a printed copy of the proxy materials in the mail. The printed copy instructs you on how to access the proxy materials and vote by going to a secure website.

Q:    WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS?

A:      You may receive more than one copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

46  |  Krispy Kreme, Inc.

OTHER MATTERS

Q:    WHO WILL PAY FOR THIS SOLICITATION?

A:      The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for their reasonable out-of-pocket expenses for such solicitation.

Q:    WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:      Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:    I LIVE WITH OTHER KKI STOCKHOLDERS. WHY DID WE ONLY RECEIVE ONE COPY OF PROXY MATERIALS?

A:      If you have consented to the delivery of only one set of proxy materials, as applicable, to multiple KKI stockholders who share your address, then only one set of proxy materials will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will promptly deliver, upon oral or written request, a separate set of proxy materials to any stockholder at your address. If, now or in the future, you wish to receive a separate set of proxy materials, as applicable, you may contact in writing Broadridge Financial Solutions, Inc. Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or call 1-866-540-7095. We will promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee. Stockholders sharing an address who now receive multiple sets of proxy materials may request delivery of a single copy by calling Donnelley Financial Solutions at the above number or writing to Donnelley Financial Solutions at the above address.

Q:    HOW DO I PRESENT A PROPOSAL OR NOMINATE A CANDIDATE FOR THE BOARD OF DIRECTORS FOR THE 2023 ANNUAL MEETING?

A:      For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2023, the proposal must be received by us by December 19, 2022. Proposals for consideration for inclusion in our proxy statement must be sent to our principal executive offices, 2116 Hawkins Street, Charlotte, NC 28203, Attention: Corporate Secretary.

With respect to stockholder proposals not included in the Company’s proxy statement and form of proxy, the notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date, the notice must be delivered not earlier than the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2023 annual meeting of stockholders not included by or at the direction of the Board must be received no earlier than the close of business on January 17, 2023, and before the close of business on February 16, 2023. Stockholder proposals must be sent to our principal executive offices, 2116 Hawkins Street, Charlotte, NC 28203, Attention: Corporate Secretary. To be in proper written form, a stockholder’s notice to the Company of a director nomination must include the information set forth in Section 2.06 or 2.07, as applicable, of our By-Laws.

2022 Proxy Statement  |  47

APPENDIX A — NON-GAAP FINANCIAL MEASURES

Reconciliation of Non-GAAP Financial Measures

Krispy Kreme, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts and number of shares)

	Fiscal Years Ended
(in thousands)	January 2, 2022	January 3, 2021
Net loss	$(14,843)	$(60,940)
Interest expense, net	32,622	34,741
Interest expense — related party(1)	10,387	22,468
Income tax expense	10,745	9,112
Depreciation and amortization expense	101,608	80,398
Share-based compensation	22,923	11,601
Employer payroll taxes related to share-based compensation	2,044	—
Other non-operating expense/(income), net(2)	2,191	(1,101)
New York City flagship Hot Light Theater Shop opening(3)	—	6,513
Strategic initiatives(4)	—	20,517
Acquisition and integration expenses(5)	5,255	12,679
Shop closure expenses(6)	2,766	6,269
Restructuring and severance expenses(7)	1,733	—
IPO-related expenses(8)	14,534	3,184
Gain on sale-leaseback	(8,673)	—
Other(9)	4,653	(7)
Adjusted EBITDA	$187,945	$145,434

	Fiscal Years Ended
(in thousands)	January 2, 2022	January 3, 2021
Segment Adjusted EBITDA:
U.S. and Canada	$107,571	$91,574
International	81,422	44,554
Market Development	40,824	39,060
Corporate	(41,872)	(29,754)
Total Adjusted EBITDA	$187,945	$145,434

2022 Proxy Statement  |  A-1

	Fiscal Year Ended
(in thousands)	January 2, 2022	January 3, 2021
Net loss	$(14,843)	$(60,940)
Interest expense — related party(1)	10,387	22,468
Share-based compensation	22,923	11,601
Employer payroll taxes related to share-based compensation	2,044	—
Other non-operating expense/(income), net(2)	2,191	(1,101)
New York City flagship Hot Light Theater Shop opening(3)	—	6,513
Strategic initiatives(4)	—	20,517
Acquisition and integration expenses(5)	5,255	12,679
Shop closure expenses(6)	2,766	6,269
Restructuring and severance expenses(7)	1,733	—
IPO-related expenses(8)	14,534	3,184
Gain on sale-leaseback	(8,673)	—
Other(9)	4,653	(7)
Amortization of acquisition related intangibles(10)	29,803	26,328
KKI Term Loan Facility interest and debt issuance costs(11)	2,448	—
Tax impact of adjustments(12)	(12,434)	(27,629)
Tax specific adjustments(13)	3,936	22,464
Adjusted net income	$66,723	$42,346
Net income attributable to noncontrolling interest	(9,663)	(3,361)
Adjusted net income attributable to Krispy Kreme, Inc.	$57,060	$38,985
Adjustment to adjusted net income attributable to common shareholders	(1,468)	(477)
Adjusted net income attributable to common shareholders—Basic	$55,592	$38,508
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(122)	(10)
Adjusted net income attributable to common shareholders—Diluted	$55,470	$38,498
Basic weighted average common shares outstanding	147,654,548	124,987,370
Dilutive effect of outstanding common stock options and RSUs	2,670,765	3,035,493
Diluted weighted average common shares outstanding	150,325,313	128,022,863
Adjusted net income per share attributable to common shareholders:
Basic	$0.38	$0.31
Diluted	$0.37	$0.30

1.	Consists of interest expense related to the Related Party Notes which were paid off in full during the second quarter of fiscal 2021.

2.	Primarily foreign translation gains and losses in each period.

3.

Consists of pre-opening costs related to our New York City flagship Hot Light Theater Shop opening, including shop design, rent, and additional consulting and training costs incurred and reflected in selling, general and administrative expenses.

4.

Consists mainly of consulting and advisory fees, personnel transition costs, and network conversion and set-up costs related to the transformation of the Company’s legacy wholesale business in the U.S.

5.

Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, consulting and advisory fees incurred in connection with acquisition-related activities for the applicable period.

6.	Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.

7.

Fiscal 2021 consists of severance and related benefits costs associated with the Company’s realignment of the Company Shop organizational structure to better support the DFD and Branded Sweet Treat Line businesses.

8.

Includes consulting and advisory fees incurred in connection with preparation for and execution of the Company’s IPO. 9. Fiscal 2021 consists primarily of legal expenses incurred related to cases outside the ordinary course of business. Fiscal 2020 consists primarily of fixed asset and impairment expenses, net of a gain on the sale of land, as well as $1.2 million of management fees paid to JAB.

A-2  |  Krispy Kreme, Inc.

10.	Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization expense in the Consolidated Statements of Operations.

11.

Includes interest expense and debt issuance costs incurred and recognized as expenses in connection with the extinguishment of the KKI Term Loan Facility within four business days of receipt of the net proceeds from the IPO.

12.

Tax impact of adjustments calculated applying the applicable statutory rates. The Company’s adjusted effective tax rate is 22.4% and 25.2% for each of the fiscal years 2021 and 2020, respectively. Fiscal 2021 includes the impact of disallowed executive compensation expense incurred in connection with the IPO.

13.

Fiscal 2021 consists primarily of the effect of tax law changes on existing temporary differences. Fiscal 2020 includes a valuation allowance of $20.5 million associated with tax attributes primarily attributable to incremental costs removed from the calculation of Adjusted Net Income.

2022 Proxy Statement  |  A-3

Krispy Kreme, Inc.

Segment Reporting

(in thousands except percentages)

Full Year 2021 Organic Revenue	U.S. and Canada	International	Market Development	Total Company
(in thousands except percentages)
Total net revenues in fiscal 2021 (52 weeks)	$928,413	$332,995	$122,983	$1,384,391
Total net revenues in fiscal 2020 (53 weeks)	782,717	230,185	109,134	1,122,036
Total Net Revenues Growth	145,696	102,810	13,849	262,355
Total Net Revenues Growth %	18.6%	44.7%	12.7%	23.4%
Less: Impact of 53rd week	(15,615)	(3,287)	(1,603)	(20,505)
Adjusted net revenues in fiscal 2020	767,102	226,898	107,531	1,101,531
Adjusted Net Revenue Growth	161,311	106,097	15,452	282,860
Impact of acquisitions	(119,377)	—	(4,175)	(123,552)
Impact of foreign currency translation	—	(22,391)	543	(21,848)
Organic Revenue Growth	$41,934	$83,706	$11,820	$137,460
Organic Revenue Growth %	5.5%	36.9%	11.0%	12.5%

Full Year 2020 Organic Revenue	U.S. and Canada	International	Market Development	Total Company
(in thousands except percentages)
Total net revenues in fiscal 2020 (53 weeks)	$782,717	$230,185	$109,134	$1,122,036
Total net revenues in fiscal 2019 (52 weeks)	587,522	223,115	148,771	959,408
Total Net Revenues Growth	195,195	7,070	(39,637)	162,628
Total Net Revenues Growth %	33.2%	3.2%	-26.6%	17.0%
Impact of acquisitions	(121,671)	(42,811)	35,053	(129,429)
Impact of foreign currency translation	—	(906)	—	(906)
Impact of 53rd week	(15,615)	(3,287)	(1,603)	(20,505)
Organic Revenue Growth	$57,909	$(39,934)	$(6,187)	$11,788
Organic Revenue Growth %	9.9%	-17.9%	-4.2%	1.2%

	Fiscal Years Ended
Sales per Hub	January 2, 2022 (52 weeks)	January 3, 2021 (53 weeks)	December 29, 2019 (52 weeks)
(in thousands, unless otherwise stated)
U.S. and Canada:
Revenues	$928,413	$782,717	$587,522
Non-Fresh Revenues (1)	(37,311)	(128,619)	(112,051)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(415,768)	(323,079)	(271,067)
Sales from Hubs with Spokes	475,334	331,019	204,404
Sales per Hub (millions)	4.0	3.5	3.2
International:
Sales from Hubs with Spokes (3)	$332,995	$230,185	$223,115
Sales per Hub (millions)	9.1	6.4	8.3

1.	Includes legacy wholesale business revenues and Branded Sweet Treat Line revenues.

2.	Includes Insomnia Cookies revenues and Fresh Revenues generated by Hubs without Spokes.

3.	Total International net revenues is equal to Fresh Revenues from Hubs with Spokes for that business segment.

A-4  |  Krispy Kreme, Inc.

HOT
Krispy Kreme
ORIGINAL GLAZED
NOW

KRISPY KREME | 2116 HAWKINS STREET | CHARLOTTE, NC 28203 USA

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: www.proxypush.com/DNUT
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-475-0865
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

Krispy Kreme, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 18, 2022

TIME: Tuesday, May 17, 2022 10:00 AM, Eastern Time
PLACE: Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/DNUT for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Catherine Tang, Chief Legal Officer and Corporate Secretary, and Dean Brazier, Senior Corporate Counsel and Assistant Corporate Secretary (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Krispy Kreme, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Krispy Kreme, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 4

THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1. To elect 12 directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;
	FOR	AGAINST	ABSTAIN
1.01 Michael Tattersfield	☐	☐	☐		FOR

1.02 Olivier Goudet	☐	☐	☐		FOR

1.03 Marissa Andrada	☐	☐	☐		FOR

1.04 David Bell	☐	☐	☐		FOR

1.05 Patricia Capel	☐	☐	☐		FOR

1.06 David Deno	☐	☐	☐		FOR

1.07 Ozan Dokmecioglu	☐	☐	☐		FOR

1.08 Paul Michaels	☐	☐	☐		FOR

1.09 Debbie Roberts	☐	☐	☐		FOR

1.10 Lubomira Rochet	☐	☐	☐		FOR

1.11 Michelle Weese	☐	☐	☐		FOR

1.12 Henry Yeagley	☐	☐	☐		FOR

	FOR	AGAINST	ABSTAIN
2. To approve an advisory resolution regarding KKI’s executive compensation;	☐	☐	☐		FOR

	1YR	2YR	3YR	ABSTAIN
3. To approve an advisory resolution regarding the frequency of future advisory votes on KKI’s executive compensation;	☐	☐	☐	☐	1 YEAR

	FOR	AGAINST	ABSTAIN
4. To ratify the appointment of Grant Thornton as KKI’s independent registered public accounting firm for fiscal year 2022; and	☐	☐	☐		FOR

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/DNUT

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date